Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Dated as of November 10, 2011

by and between

NATURE ENERGIES, INC.,

as Seller,

and

LAIDLAW ENERGY GROUP, INC.,
a New York corporation,
as Purchaser

3.2.12.	Environmental Compliance	26
3.2.13.	Litigation	26
3.2.14.	Compliance with Laws	26
3.2.15.	Permits	27
3.2.16.	Taxes	27
3.2.17.	Personal Property	28
3.2.18.	Real Property	28
3.2.19.	Contracts	28
3.2.20.	Intellectual Property	28
3.2.21.	Insurance	28
3.2.22.	Bank Accounts	28
3.2.23.	Brokers’ Fees	28
3.2.24.	Susanville Power Facility	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		29

SECTION 4.1.	Company Status and Authority	29

SECTION 4.2.	No Conflicts	29

4.2.1.	Charter Documents	29
4.2.2.	Governmental Consents	29

SECTION 4.3.	No Proceedings	29

SECTION 4.4.	Enforceability	30

SECTION 4.5.	Organizational Documents	30

SECTION 4.6.	Minutes, etc	30

SECTION 4.7.	Contract Consents	30

SECTION 4.8.	Financial Statements; Books and Records	30

4.8.1.	Financial Statements	30
4.8.2.	Books and Records	30

SECTION 4.9.	Absence of Certain Changes	30

SECTION 4.10.	Brokers’ Fee	31

SECTION 4.11.	Purchaser Verification	31

ARTICLE V COVENANTS		31

SECTION 5.1.	Further Assurances	31

SECTION 5.2.	Disclosure Schedules	31

SECTION 5.3.	Fees and Expenses	31

SECTION 5.4.	Public Statements	32

SECTION 5.5.	Non-Competition; Confidentiality	32

5.5.1.	General Restriction	32
5.5.2.	Joinder by Affiliates	32
5.5.3.	Non Disclosure	32
5.5.4.	Specific Performance	33
5.5.5.	Survival	33

SECTION 5.6.	Tax Covenants/Tax Returns	33

SECTION 5.7.	Conduct of Business Pending Closing	35

SECTION 5.8.	Assistance with Permits, Permit Transfers if necessary, Project Development, Audits and Environmental Review	35

SECTION 5.9.	Additional Agreements of Seller	35

5.9.1.	Majority Vote Under the Operating Agreement	35
5.9.2.	Release and Discharge of Susanville	35

ARTICLE VI CONDITIONS PRECEDENT OF PURCHASER		36

SECTION 6.1.	Conditions Precedent	36

6.1.1.	Representations, Warranties and Obligations of Seller	36
6.1.2.	Officer’s Certificate	36
6.1.3.	FIRPTA Affidavit	36
6.1.4.	Transfer Powers	36
6.1.5.	Manager’s Certificate	36
6.1.6.	Consents	37
6.1.7.	No Material Adverse Change	37
6.1.8.	No Injunction	37
6.1.9.	Actions Adverse to the Susanville Power Facility	37
6.1.10.	Disclosure Schedules	37
6.1.11.	Registration Rights Agreement	38
6.1.12.	Certain Additional Consents	38
6.1.13.	Payment of Certain Obligations	38
6.1.14.	Deliveries	38

SECTION 6.2.	Waiver	38

ARTICLE VII CONDITIONS PRECEDENT OF SELLER		38

SECTION 7.1.	Conditions Precedent	38

7.1.1.	Representations, Warranties and Obligations of Purchaser	38
7.1.2.	Officer’s Certificate	39
7.1.3.	Consents	39
7.1.4.	Purchase Price	39

7.1.5.	No Injunction	39
7.1.6.	No Material Adverse Change	39
7.1.7.	Unaudited Financial Statements	39

SECTION 7.2.	Waiver	39

ARTICLE VIII INDEMNIFICATION		39

SECTION 8.1.	Indemnity by Seller	39

SECTION 8.2.	Indemnity by Purchaser	40

SECTION 8.3.	Notification of Claims	41

8.3.1.	Timely Delivery of Claim Notice	41
8.3.2.	Late Delivery of Claim Notice	41

SECTION 8.4.	Defense of Claims	42

8.4.1.	Defense of Claims Generally	42
8.4.2.	Bankruptcy, Insolvency, etc., of Indemnitor	42

SECTION 8.5.	Access and Cooperation	43

SECTION 8.6.	Assignment of Claims	43

SECTION 8.7.	Limitation on Indemnification Obligations	43

SECTION 8.8.	Survival of Representations and Warranties	44

SECTION 8.9.	After-Tax Nature of Indemnity Payments	44

SECTION 8.10.	Set Off Rights	45

SECTION 8.11.	Third Party Beneficiaries	45

SECTION 8.12.	Exclusive Remedies	45

ARTICLE IX MISCELLANEOUS		45

SECTION 9.1.	Amendment	45

SECTION 9.2.	Entire Agreement	45

SECTION 9.3.	Termination	45

9.3.1.	Termination Rights	45
9.3.2.	Effect of Termination	46

SECTION 9.4.	Notices	46

SECTION 9.5.	Severability	47

EXHIBITS
Exhibit A	Form of the Certificate of Incorporation of Purchaser, as amended on the Closing Date
Exhibit B	Susanville Operating Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Lease Assignment
Exhibit E	Option Assignment
Exhibit F	Environmental Agreement Assignment

SCHEDULES:
3.1.2(a)	Seller Governmental Consents
3.1.2(b)	Seller Contract Consents
3.1.8	Proceedings re Seller
3.1.12	Financial Statements of Seller
3.2.2.	Constituent Documents of Susanville
3.2.4	Susanville Governmental Consents
3.2.5	Susanville Contract Consents
3.2.6(a)	Financial Statements
3.2.6(b)	Accounts Receivables of Susanville
3.2.6(c)	Inventory of Susanville
3.2.7	Absence of Changes
3.2.8	Susanville Debt Agreements
3.2.9	Undisclosed Liabilities
3.2.10	Affiliate Arrangements
3.2.11	Management Services Agreements
3.2.12	Environmental Compliance
3.2.13	Litigation
3.2.15	Permits; Applicable laws re. Facility
3.2.17	Liens and List of Permitted Liens
3.2.18	Real Property Leasehold Interests

3.2.19	Susanville Contracts; Validity; Enforceability
3.2.21	Insurance
3.2.22	Bank Accounts
4.2	No Conflicts (Purchaser)
4.3	No Proceedings (Purchaser)
4.6.1	Purchaser Contract Consents (Purchaser)
4.9(a)	Absence of Changes (Purchaser)

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of November 10, 2011, by and between NATURE ENERGIES, INC., a Delaware corporation (“Seller”), and LAIDLAW ENERGY GROUP, INC., a New York corporation (“Purchaser”), and HENRI SUSANVILLE LLC, a California limited liability company (“Susanville”).

WITNESSETH:

WHEREAS, Seller owns 77.42% of the limited liability company interests in Susanville (the “LLC Interests”):

WHEREAS, RENEGY SUSANVILLE, LLC, an Arizona limited liability company (“Renegy”) owns 22.58% of the limited liability company interests in Susanville (the “Renegy LLC Interests”):

WHEREAS, Renegy will enter into a similar but separate Purchase and Sale Agreement (the “Renegy Purchase Agreement”) for the sale of the Renegy LLC Interests to Purchaser;

WHEREAS, Susanville consists of the assets of the Susanville Power Facility, a biomass-energy project under development and taking all commercial activities related thereto (the “Facility”);

WHERAS, Purchaser has deposited the sum of Ninety-Seven Thousand Five Hundred Dollars ($97,500) in cash with its attorney in escrow on or prior to the date of this Agreement;

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, and Purchaser desires to acquire, all of Seller’s right, title and interest in and to all of the LLC Interests;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.      Definitions. Unless the context otherwise requires, the following shall have the following meanings for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined. Capitalized terms defined in the text of this Agreement similarly shall have the meanings therein given for all purposes of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person, where “control” as used with respect to any Person shall mean the power to direct the business and affairs of such Person, through the ownership of securities, contract or otherwise.

“Agreement”, “this Agreement”, “herein”, “hereunder”, “hereof’, “hereby” or other like words mean this Purchase and Sale Agreement as originally executed or as modified or amended from time to time pursuant to the applicable provisions hereof.

“Balance Sheet Date” shall mean December 31, 2010.

“Business Day” means any day other than Saturday, Sunday or any other day that is a bank holiday or on which commercial banks in New York, New York are closed.

“Cap” shall have the meaning specified in Section 8.7.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et. seq.

“Claim Notice” shall have the meaning specified in Section 8.3.1.

“Closing” shall have the meaning specified in Section 2.1.

“Closing Date” shall have the meaning specified in Section 2.1

“Closing Date Payment” shall have the meaning specified in Section 2.2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of Purchaser, par value $0.001 per share.

“Common Stock Equivalent Shares” means the number of shares of Common Stock equal to one million (1,000,000) for each Preferred Share as appropriately adjusted for any stock split or similar reclassification of shares of Common Stock as if the holder of a Preferred Share was a holder of record of the number of shares of Common Stock that would be issued upon conversion of such Preferred Stock immediately prior to such transaction.

“Consideration Shares” shall have the meaning specified in Section 2.2.1(b).

“Constituent Document” means the documents and agreements necessary to duly organize a partnership, limited partnership, limited liability company, corporation or other for profit entity such as the certificate of organization, formation or incorporation and the limited partnership or liability company or operating agreement or bylaws, together with all amendments to each thereof, as in full force and effect on the date of this Agreement.

“Contract” means any contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, deed, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Conversion Event” means any merger or consolidation of Purchaser unless Purchaser is the surviving entity.

“CPA Firm” shall have the meaning specified in Section 2.2.5.

“Debt Agreements” shall have the meaning specified in Section 3.2.8.

“Environmental Agreement Assignment” shall have the meaning specified in Section 6.1.12.

“Environmental Approval” shall have the meaning specified in Section 3.2.12.

“Environmental Laws” means all federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, actions, policies, principles of common law (including, but not limited to, all such principles under which claims may be alleged for any type of injury or damage relating to contamination from Hazardous Materials as defined herein), requirements (including consent decrees, judicial decisions, administrative orders and self-implementing closure requirements) relating to the protection, preservation or conservation of the environment and to public or worker health and safety, all as amended or reauthorized, including, without limitation, CERCLA (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right To Know Act (42 U.S.C. §11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (“RCRA”) (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning specified in Section 3.2.11(d).

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States of America or any foreign country, or any state, local or other governmental subdivision thereof.

“Hazardous Materials” means (a) “hazardous substances,” as defined by CERCLA; (b) “hazardous wastes” as defined by RCRA; (c) petroleum or petroleum products, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (d) any radioactive material, including, without limitation, any source, special nuclear, or by-product materials as defined in 42 U.S.C. §2011 et seq.; (e) asbestos or mold in any form or condition; (f) polychlorinated biphenyls; (g) biomedical wastes; (h) any material, substance, or waste the presence of which causes or threatens to cause a nuisance at the property at which it is located or at nearby properties; and (i) any other material, substance or waste for which standards are imposed under Environmental Laws.

“Indemnification Deductible” shall have the meaning specified in Section 8.7.

“Indemnitee” shall mean any Person which may be entitled to seek indemnification pursuant to the provisions of Sections 8.1 or 8.2.

“Indemnitor” shall mean any Person which may be obligated to provide indemnification pursuant to Sections 8.1 or 8.2.

“Insolvent” shall have the meaning specified in Section 8.4.2.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Knowledge of Seller”, “Seller’s Knowledge” or “Known to Seller” or other like words mean the actual knowledge of Seller after a commercially reasonable review and investigation by its directors, officers, managers or executives functioning as a senior executive of Seller.

“Knowledge of Susanville”, “Susanville’s Knowledge” or “Known to Susanville” or other like words mean the actual knowledge the officers or manager of Susanville after a commercially reasonable review and investigation.

“Laws” means any applicable law, statute, code, treaty, rule, directive, plan, regulation, promulgation, decree, ruling, injunction or order of any Governmental Authority, or any common law principle, doctrine or judgment.

“Lease Assignment” shall have the meaning specified in Section 6.1.12.

“Liability” or “Liabilities” means any liability, obligation, loss or contingency, whether known or unknown, asserted or unasserted, absolute or conditional, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted or arising.

“Liens” shall mean all mortgages, liens, pledges, security interests, conditional and installment sale agreements, claims, charges, restrictions (including deed restrictions), activity and use restrictions or encumbrances of any kind or nature.

“Liquidation Preference” means a liquidation preference payable to the holders of the Preferred Shares equal to an aggregate amount of $100.00.

“Liquidation Sale” shall have the meaning specified in Section 2.2.l(d).

“LLC Interests” shall have the meaning specified in the recitals of this Agreement.

“LLC Percentage” shall mean the percentage of the aggregate limited liability company interests in Susanville represented by the LLC Interests delivered by Seller to Purchaser under the terms of this Agreement.

“Loss” or “Losses” means any and all losses, costs, Liabilities, damages, demands, penalties, fines, settlements, response, remedial, reclamation or inspection costs, reasonable expenses (whether or not known or asserted prior to the date hereof), including, without limitation, interest on any amount payable to a third party as a result of the foregoing, Liabilities on account of Taxes (including interest and penalties thereon) and any legal, accounting, auditing, consulting, or other expenses reasonably incurred in connection with investigating or defending any claims, actions or Proceedings, whether or not resulting in any Liability and in enforcing an Indemnitee’s rights to indemnification under Article VIII; provided, however, that the terms “Loss” or “Losses” shall not be deemed to include lost profits, opportunity costs, any other consequential damages or punitive damages except to the extent that, in connection with a Third Party Claim, any such profits, opportunity costs, consequential damages or punitive damages are incurred or suffered by a third party and are included in a judgment awarded to, or a settlement or compromise obtained by, a third party.

“Market Value” shall have the meaning specified in Section 2.2.1(c).

“Material Adverse Effect” shall have the meaning specified in Section 3.2.1(a).

“Net Susanville Liabilities” shall have the meaning specified in Section 2.2.1(f).

“Notice Period,” as applied to any Third Party Claim for which an Indemnitee seeks to be indemnified pursuant to this Agreement, shall mean the period ending the earlier of the following:

(a)           sixty (60) days after the time at which the Indemnitee has either (i) received notice of the facts giving rise to such Third Party Claim or (ii) commenced an active investigation of circumstances likely to give rise to such Third Party Claim and, in the case of clause (ii), where such Indemnitee believes or should reasonably believe that such facts or circumstances would give rise to such Third Party Claim for which such Indemnitee would be entitled to indemnification pursuant to this Agreement; and

(b)           thirty (30) days after the time at which any Third Party Claim against the Indemnitee has become the subject of Proceedings before any court or tribunal or other decision-making body, or such shorter time as would allow the Indemnitor sufficient time to contest, on the assumption that there is an arguable defense to such Third Party Claim, such Proceeding prior to any judgment or decision thereon.

Notwithstanding (a) and (b) above, the Notice Period for any Third Party Claim relating to any Losses with respect to Taxes shall be thirty (30) days after the Indemnitee has received written notice from the Taxing Authority requesting the Tax.

“Option Assignment” shall have the meaning specified in Section 6.1.12.

“Order” means any order, judgment, writ, injunction, decree, settlement, stipulation or award of any Governmental Authority.

“Permits” means permits, licenses, franchises and other governmental authorizations, consents and approvals.

“Permitted Liens” means all of the following Liens: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable and accrued therefor on the balance sheet included in the Financial Statements dated as of the Balance Sheet Date; (b) Liens imposed by any Law, including, but not limited to, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances, including zoning restrictions, on title to real property that (i) were not incurred in connection with any Debt Agreement, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and reasonably anticipated purposes; and (e) Liens listed on Schedule 3.2.17.

“Person” means any corporation, partnership (whether general, limited or otherwise), limited liability company, trust, association, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity, or any natural person.

“Phase I November 2001 Report” shall have the meaning set forth in Section 3.2.12.

“Preferred Shares” mean shares of the Series B Preferred Stock of Purchaser, par value $0.001 per share, that will be duly authorized and unissued on the Closing Date by Purchaser, where each share of such preferred stock: (i) has a liquidation preference equal to the Liquidation Preference divided by the number of Preferred Shares that are issued and outstanding on the date of the liquidation of Purchaser; and (ii) may be converted at any time at the option of Purchaser for the Common Stock Equivalent Shares represented by a share of such preferred stock in accordance with the terms and conditions of the Certificate of Incorporation of Purchaser; and (iii) shall be converted for the Common Stock Equivalent Shares represented by a share of such preferred stock upon any Conversion Event; and (iv) shall be converted for the Common Stock Equivalent Shares represented by a share of such preferred stock upon demand by the holder thereof and (v) until any such conversion of such preferred stock shall receive all dividends and other distributions payable on account of the Common Stock as if such preferred stock was so converted immediately prior to the record date of such dividend or distribution and the holder of such preferred stock was a holder of record of the Common Stock Equivalent Shares of such preferred stock. The Preferred Shares shall have the rights, preferences and terms provided in the Certificate of Incorporation of Purchaser, as amended, in the form attached hereto as Exhibit A.

“Power Purchase Agreement” means the Power Purchase Agreement that will be entered into subsequent to the Closing for the sale of at least 75% of the net output of the Susanville Power Facility on terms and conditions that are acceptable to Purchaser.

“Pre-Closing Period” shall have the meaning specified in Section 5.6(b).

“Proceeding” shall mean any action, suit, claim, investigation, grievances, hearings, or proceeding, whether involving a court of law, administrative body, governmental agency, arbitrator, or alternative dispute resolution mechanism.

“Purchase Price” shall have the meaning specified in Section 2.2.1.

“Purchaser” shall have the meaning specified in the preamble.

“Purchaser Financial Statements” shall have the meaning specified in Section 4.8.1.

“Purchaser Indemnitees” shall have the meaning specified in Section 8.1.

“Release” means any releasing, spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, depositing, leaching or migrating into or through the environment or within any building, structure, facility or fixture.

“Releasee” shall have the meaning specified in Section 5.9.2.

“Released Amount” shall have the meaning specified in Section 5.9.2.

“Releasor” shall have the meaning specified in Section 5.9.2.

“Renegy” shall have the meaning specified in the recitals of this Agreement.

“Renegy LLC Interests” shall have the meaning specified in the recitals of this Agreement.

“Renegy Purchase Agreement” shall have the meaning specified in the recitals of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and forms promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations and forms promulgated thereunder.

“Seller” shall have the meaning specified in the preamble.

“Seller Contract Consents” shall have the meaning specified in Section 3.1.2(b).

“Seller Governmental Consents” shall have the meaning specified in Section 3.1.2(a).

“Seller Indemnitees” shall have the meaning specified in Section 8.2

“Straddle Period” shall have the meaning specified in Section 5.6(c).

“Susanville” shall have the meaning specified in the recitals to this Agreement.

“Susanville Contracts” shall have the meaning specified in Section 3.2.19.

“Susanville Contract Consents” shall have the meaning specified in Section 3.2.5.

“Susanville Governmental Consents” shall have the meaning specified in Section 3.2.4.

“Susanville Operating Agreement” shall mean the Operating Agreement of Susanville dated November ___, 2009 by and among Seller and Renegy as the sole members thereof, a true, complete and accurate copy of which is attached hereto as Exhibit B.

“Susanville Power Facility” means the approximately 13 megawatt (nominally) biomass-fueled electrical power generating plant owned by Susanville located in Susanville, California, together with all personal and intangible property related thereto owned by Susanville or which is owned by Seller or Renegy and that has been used in connection therewith.

“Taxes” or “Tax” (and, with correlative meanings, “Taxable” or “Taxing”) means, with respect to any Person, (a) any federal, state, local, provincial or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, advance corporation, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, with respect to which such Person could be held liable; and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (i) being a transferee (within the meaning of Section 6901 of the Code) of another Person, or (ii) being a member of an affiliated, unitary or combined group.

“Tax Returns” means all federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, and information returns or statements, and any amendments thereof (including, without limitation, any related or supporting information or Schedule attached thereto) required to be filed with any Taxing authority in connection with any Tax or Taxes.

“Taxing Authority” shall mean any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Claims” means any and all Losses which arise out of or result from (a) any claims or actions asserted against an Indemnitee by any Person not a party hereto, (b) any rights of any Person not a party hereto asserted against an Indemnitee, or (c) any Liabilities of, or amounts payable by, an Indemnitee to any Person not a party hereto arising out of subclauses (a) or (b), including, without limitation, claims or actions asserted against an Indemnitee by any Governmental Authority on account of Taxes.

“Transfer Taxes” shall have the meaning specified in Section 2.2.6.

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

ARTICLE II
PURCHASE AND SALE; CLOSING

SECTION 2.1.     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016, at 10:00 a.m. local time on the date (the “Closing Date”) two (2) Business Days after the date on which all of the conditions to each of Purchaser’s and Seller’s obligations to close the purchase and sale of the LLC Interests as contemplated by Articles VI and VII shall have been satisfied or waived; provided, that the Closing Date for the transactions contemplated by this Agreement shall be the same date for the closing of the transactions contemplated by the Renegy Purchase Agreement.

SECTION 2.2.    Acquisition; Purchase Price; Closing Deliveries. Subject to the terms and conditions hereof, Seller shall sell, convey, deliver and transfer to Purchaser in accordance with the terms of Section 2.2, and Purchaser shall so purchase, the LLC Interests and at the Closing or when otherwise specified in this Section 2.2 and, in furtherance thereof, Purchaser and Seller shall make the following deliveries:

2.2.1.     Purchase Price.

(a)        The aggregate purchase price for the LLC Interests payable hereunder shall consist of the following deliverables, made at the times and subject to the conditions specified in this Agreement (all such payments or deliveries of Consideration Shares, as, when and to the extent payable hereunder, collectively, the “Purchase Price”):

(i)           at the Closing, Purchaser shall issue and deliver to Seller Preferred Shares of Purchaser representing the number of Common Stock Equivalent Shares with an aggregate Market Value of Two Million Dollars ($2,000,000) multiplied by the LLC Percentage of the LLC Interests of Seller delivered to Purchaser at the Closing and Purchaser shall pay to Seller an amount equal to Ninety-Seven Thousand Five Hundred Dollars ($97,500) (collectively, the “Closing Date Payment”). The Closing Date Payment shall be delivered to Seller against delivery of all of the LLC Interests by Seller and no Closing Date Payment or other payment of the Purchase Price shall be payable hereunder if Seller does not deliver all of its LLC Interests as provided in this Agreement and Renegy does not deliver all of its Renegy LLC Interests under the terms of the Renegy Purchase Agreement concurrently with Seller on the Closing Date;

(ii)          on the date that is ten (10) Business Days after the date that the Power Purchase Agreement has been executed and delivered by all parties thereto, Purchaser shall issue and deliver to Seller Preferred Shares of Purchaser representing the number of Common Stock Equivalent Shares with an aggregate Market Value of One Million Dollars ($1,000,000) multiplied by the LLC Percentage;

(iii)        on the date Susanville receives construction or such other project financing for the Susanville Power Facility representing funds sufficient to make such capital improvements required to complete the construction of the Susanville Power Facility as presently contemplated by Purchaser (the “Funding Date”), Purchaser shall issue and deliver to Seller Preferred Shares representing the number of Common Stock Equivalent Shares with an aggregate Market Value of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) multiplied by the LLC Percentage; provided, however, in lieu of the foregoing, if Susanville receives a definitive irrevocable commitment letter for a Federal loan guarantee subject only to commercially reasonable and customary terms and conditions (a “Federal Loan Guaranty Commitment”) prior to the Funding Date, then Purchaser shall (x) issue and deliver to Seller within ten (10) business days of Purchaser’s receipt of the Federal Loan Guaranty Commitment, Preferred Shares representing the number of Common Stock Equivalents Shares with an aggregate Market Value of Six Hundred Fifty Thousand Dollars ($650,000) multiplied by the LLC Percentage and (y) issue and deliver to Seller on the Funding Date Preferred Shares representing the number of Common Stock Equivalent Shares with an aggregate Market Value of One Million Dollars ($1,000,000) multiplied by the LLC Percentage.

(b)         Standstill. Notwithstanding anything to the contrary contained herein, Seller hereby acknowledges and agrees that (i) the Preferred Shares of Purchaser delivered under the provisions of this Section 2.2.1 and any shares of Common Stock issued upon the conversion of such Preferred Shares (collectively, the “Consideration Shares”) shall only be transferred by Seller pursuant to an effective registration of the offering of such shares under the Securities Act or in a transaction that is not in violation of applicable securities Laws; (ii) the Preferred Shares shall not be converted to Common Shares prior to the date (the period prior to such date, the “Waiting Period”) that is the earlier of (x) six (6) months after the date of issuance and delivery to Seller of such Preferred Shares or (y) the effective date of a registration statement regarding the offering of such shares by the Seller (or its direct or indirect transferee) under the Securities Act; and (iii) following the Waiting Period, the Seller (or its direct or indirect transferee) shall not convert more than that number of Preferred Shares to Common Shares than an aggregate of Thirty-Seven thousand and Five Hundred Dollars ($37,500), per week, such amount computed based on the five day moving average of the closing last trade price of shares of Common Stock as quoted on otcmarkets.com or any such national securities exchange if Purchaser’s shares are listed on such an exchange, and Seller shall be prohibited from converting any amount of Consideration Shares in excess of that permitted in this clause (iii). Each direct or indirect transferee of the Preferred Shares shall agree to be subject to the provisions of this Section 2.2.1(b) and the related provisions of this Agreement pursuant to an instrument in form and substance reasonably acceptable to Purchaser as a condition to being the record or beneficial owner of such Preferred Shares.

(c)         For the purposes of this Agreement, the term “Market Value” shall mean $.0046 per share of Common Stock of Purchaser, which equals the forty-five day moving average of the closing last trade price of such shares of Common Stock as quoted on otcmarkets.com or any such national securities exchange if Purchaser’s shares are listed on such an exchange, determined as of May 25, 2011. For the purposes of determining the value of the Common Stock Equivalent Shares, such value shall equal the value of the underlying shares of Common Stock without any discount or premium applicable to the conversion rights or preferences of the Preferred Stock or any restriction under contract or applicable Law that limits the number of shares of Common Stock that may be sold in any market or otherwise.

(d)         Notwithstanding the foregoing, for the purposes of this Agreement, the conditions to the issuance and delivery of such shares set forth in Section 2.2.1(a) shall be deemed satisfied if Susanville sells all or substantially all of its assets to a Person that is not an Affiliate of Purchaser or Purchaser sells all or substantially all of the equity interests in Susanville to a Person that is not an Affiliate of Purchaser (each, a “Liquidation Sale”), in each case, other than for nominal net value for liquidation or scrap unless prior to such Liquidation Sale Purchaser has provided Seller the right to purchase such assets or equity interests for a value equal to 120% of the purchase price payable to Purchaser by a Person that is not an Affiliate of Purchaser in such Liquidation Sale. Such right to Seller shall be on terms so that Seller may exercise such right with Renegy pro rata in accordance with the LLC Percentage of Seller, or as Seller alone if Renegy does not exercise its right, 100% of the assets or equity interests to be sold in the Liquidation Sale and for payment of shares of Common Stock of Purchaser with a Market Value (determined as noted above but with a forty-five day moving average of the closing last trade price of such shares of Common Stock as quoted on otcmarkets.com or any such national securities exchange if Purchaser’s shares are listed on such an exchange ending on the date that is the date Purchaser offered Seller the right to so purchase the assets or equity) equal to 120% of such purchase price. Each of Seller and Renegy will be provided a notice of any Liquidation Sale and entitled to exercise their right on or prior to the date specified by Purchaser, which date shall not be earlier than 10 Business Days after the date such notice is given.

(e)         Each Consideration Share shall, upon the issuance and delivery thereof, be duly authorized and issued and free and clear of all Liens, other than such as agreed by Seller that such shares are delivered, fully paid and nonassessable and Seller shall be the record owner of the Consideration Shares delivered to Seller as noted in the stock record of Purchaser.

(f)          In addition to the foregoing, Seller shall pay Purchaser a cash amount equal to the liabilities of Susanville as of the Closing Date net (but not an amount that is less than zero) of the following: (i) the amount of liabilities (as defined by GAAP) reflected on the balance sheet as of the Balance Sheet Date included in the Financial Statements and (ii) the amount of cash held by Susanville as of the Closing Date and (iii) the amount of liabilities incurred with the prior written consent of Purchaser (collectively, the “Net Susanville Liabilities”): provided, that with respect to any liabilities or other obligations of Susanville to any of its members or any of their respective Affiliates, no payment shall be made and each such liability or obligation will be deemed contributed to the capital of Susanville on the Closing Date in full satisfaction thereof (and such amount shall be treated for income tax purposes as a decrease in the purchase price). Such payment shall be made by Seller in accordance with its LLC Percentage to Purchaser on the Closing Date. Each of Seller and Purchaser shall have the right to require offset and reduce that number of Consideration Shares with a Market Value (determined as of the Closing Date) equal to the Net Susanville Liabilities that were not paid on the Closing Date in accordance with this Section 2.2.1(f) multiplied by the LLC Percentage.

2.2.2.     LLC Interests. Against delivery of the Closing Date Payment, Seller shall  sell, assign, transfer and deliver to Purchaser all of its rights, title and interests in and to 100% of the LLC Interests free and clear of all Liens. In furtherance thereof, Seller shall deliver and surrender to Purchaser at the Closing the following:

(a)          an assignment or other instrument of transfer conveying and setting over the LLC Interests to Purchaser, in form and substance reasonably acceptable to both Parties (including, if the LLC Interests are certificated, all certificates representing the issued and outstanding LLC Interests, accompanied by appropriate transfer powers duly endorsed); and

(b)          a certificate of formation and good standing, certified by the Secretary of State of the State of California.

2.2.3.     Other Deliveries. At the Closing:

(a)          Seller shall deliver or cause to be delivered, as the case may be, to Purchaser (i) the instruments and certificates required to be delivered by Seller pursuant to Article VI. and (ii) such other documents, instruments and certificates as Purchaser shall reasonably request for the purpose of giving effect to the transactions contemplated hereby; and

(b)          Purchaser shall deliver or cause to be delivered, as the case may be, to Seller (i) the instruments and certificates required to be delivered by Purchaser pursuant to Article VII, and (ii) such other documents, instruments and certificates as Seller shall reasonably request for the purpose of giving effect to the transactions contemplated hereby.

2.2.4.     General Right of Set Off: Dispute Resolution.

(a)          General Right of Set Off. In the event that any Purchaser Indemnitee determines in good faith that it is entitled to indemnification for any Loss pursuant to Article VIII (including any Loss arising out of a Third Party Claim), Purchaser shall have the right, on behalf of itself and any other Purchaser Indemnitee, to deduct from and withhold and set off against any payment or delivery of Consideration Shares that Purchaser is required to make under this Agreement the full amount of such Loss determined by Purchaser in good faith. Purchaser’s rights under this Section 2.2.5 are non-cumulative and in addition to, and without limitation of, any other right that Purchaser may have under this Agreement, and in the event that any deducted or withheld payment shall be insufficient to satisfy and discharge in full such Loss, Purchaser and any other Purchaser Indemnitee shall have such other rights and remedies as are available to it under this Agreement.

(b)         Dispute Resolution. If Purchaser shall deduct, withhold and set off any Loss against any delivery of Consideration Shares after the Closing Date Payment pursuant to clause (a) of this Section 2.2.4 and Seller shall dispute Purchaser’s deduction, withholding and set off (any such dispute, a “Dispute”), Seller shall have the right to give written notice to Purchaser of such Dispute (the “Dispute Notice”), in which case Seller and Purchaser shall follow the procedures specified in this Section 2.2.4(b).

(i)           Negotiations.

(A)           The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (1) a statement of the party’s position and a summary of arguments supporting that position, and (2) the name and title of the executive who will represent that party. Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place (“First Meeting”).

(B)           Unless otherwise agreed in writing by the negotiating parties, the negotiation shall end at the close of the First Meeting. Such closure shall not preclude continuing or later negotiations, if desired.

(C)           All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

(D)           At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Paragraph (A) above.

(E)           All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Paragraphs (A) and (B) above are pending and for 15 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling.

(ii)          Arbitration. After the expiration of the negotiations to resolve any dispute provided above, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Any award for arbitration shall apportion the costs and expenses of such arbitration as determined by the arbitrator.

(iii)         Estoppel. The resolution of any dispute under this Agreement by arbitration or otherwise and the resolution of any dispute under the Renegy Purchase Agreement shall effect collateral estoppel with respect to the subject matter of such dispute. All notices between any of the parties permitted under this Section 2.2.4 shall be provided to Renegy at the address specified in Section 9.4 or such other address as Renegy shall require such notices to be sent as conclusively evidenced by a written notice to such effect to Seller and Purchaser.

2.2.5.     Tax Treatment; Allocation.

(a)          For federal (and any applicable state, local and foreign) income tax purposes, Purchaser and Seller recognize that, and agree to treat, the sale of the LLC Interests hereunder as a sale by Seller to Purchaser of all of Susanville’s assets. Purchaser shall prepare an allocation of the Purchase Price (and all other capitalized costs) among all of Susanville’s assets in accordance with Section 1060 of the Code, and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding on the parties hereto.

(b)          Purchaser shall deliver such allocation to Seller and Renegy within sixty (60) days after the Closing Date.

(c)          In the event Seller or Renegy reasonably objects to the manner in which the allocation has been prepared, Seller or Renegy shall notify Purchaser within twenty-one (21) days of receipt of the allocation statement of such objection, and the parties hereto (and Renegy) shall endeavor in good faith to resolve such dispute within the next five (5) Business Days. If the Parties (and Renegy) are unable to resolve such dispute within such five (5) Business Day period, Purchaser and Seller (and Renegy under the terms of the Renegy Purchase Agreement) shall submit such dispute to a mutually satisfactory partner from a nationally recognized independent accounting firm that is mutually agreeable to, and not the regular accounting firm of, Purchaser, Seller or Renegy who shall act as arbitrator (the “CPA Firm”). The arbitrator shall promptly determine (based solely on representations of Purchaser and Seller (and Renegy) and not upon independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the allocation statement shall be conclusive and binding upon the parties. Fifty percent (50%) of the costs and expenses of the arbitrator shall be borne by Purchaser, and the LLC Percentage multiplied by the remainder of such costs and expenses shall be borne by Seller. Purchaser and Seller and their Affiliates shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law. All notices and material correspondence with respect to the resolution or arbitration of such dispute shall be provided to Renegy and Renegy shall have the right to fully participate in the process to resolve such objection. Such allocation shall be made in accordance with the regulations promulgated under the Code as reasonably determined by the CPA Firm. The tax allocation determined under this Agreement shall be the same tax allocation as determined under the Renegy Purchase Agreement and the CPA Firm selected as provided in this Section shall be the same nationally recognized independent accounting firm selected under the Renegy Purchase Agreement.

2.2.6.     Transfer Taxes. Notwithstanding any requirement of law, and notwithstanding any provision contained herein to contrary, the responsibility of the parties with respect to any and all sales, use, value added, documentary, stamp, registration, transfer, conveyance, excise, license, and similar transfer Taxes (“Transfer Taxes”) incident to the purchase and sale of the LLC Interests sold and transferred by Seller shall be as follows: (i) Purchaser shall be responsible for 50% and (ii) Seller shall be responsible for 50% multiplied by the LLC Percentage. Purchaser and Seller will cooperate in filing all Tax Returns for such Transfer Taxes no later than the due dates thereof, as such dates may be extended. All Transfer Taxes required to be paid will be paid by Purchaser and Seller at the time Tax Returns for such Transfer Taxes are filed. Such Tax Returns shall be prepared in a manner consistent with the allocation contemplated by Section 2.2.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof and the Closing Date (except to the extent any of the following representations and warranties relate solely to an earlier date, in which case such representations and warranties are made as of such earlier date), Seller represents and warrants to Purchaser as follows:

SECTION 3.1.    Representations and Warranties of Seller. Seller, hereby represents to Purchaser the following, in each case, solely as to Seller.

3.1.1.     Company Status and Authority of Seller: Enforceability. Seller is an entity duly formed, validly existing and in good standing under the laws of the State of its organization. Seller (a) has all requisite power and authority (corporate or otherwise) to conduct its business and to own or lease its properties, as presently conducted, owned or leased, and (b) is duly qualified to do business in each jurisdiction in which the nature of its business or the location of its assets requires it to be so qualified, except where the failure to so qualify does not have a material adverse effect on Seller or its ability to consummate the transactions contemplated hereby. Seller has all requisite power and authority (corporate or otherwise) to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all requisite processes.

3.1.2.     No Conflicts or Liens.

(a)           Neither the execution and delivery of this Agreement by Seller nor consummation by Seller of the transactions contemplated hereby will (a) conflict with, violate or result in any Constituent Document of Seller; (b) require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority, except as set forth on Schedule 3.1.2(a) (the “Seller Governmental Consents”): (c) except as set forth on Schedule 3.1.2(a), result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under any of the terms, conditions or provisions of any Contract to which Seller is a party or may be bound; or (d) violate any material Order or Law applicable to Seller or its business, properties or assets.

(b)           Contract Consents. Except as set forth on Schedule 3.1.2(b) (the items so listed are collectively referred to as the “Seller Contract Consents”), there are no Contracts to which Seller is a party with respect to which (i) a third party must provide a consent to the deemed assignment of such Contract to Purchaser, or (ii) a third party consent is necessary for the performance by Seller of its obligations under this Agreement.

3.1.3.     Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

3.1.4.     Organizational Documents. Intentional Deleted

3.1.5.     Minutes, etc. Prior to the Closing, Seller shall have delivered to Purchaser the current and complete copies of (a) minutes of all proceedings of the managers and/or members of Susanville, and (b) all other records of Susanville reasonably requested by Purchaser.

3.1.6.     Ownership of the LLC Interests.

(a)           Seller owns beneficially and of record all of the LLC Interests to be sold and transferred by Seller, free and clear of any Lien. Such LLC Interests constitute all the limited liability company interests of Seller in Susanville.

(b)           All the LLC Interests to be sold by Seller have been duly authorized, validly issued, fully paid and nonassessable.

(c)           There are no preemptive rights, subscription rights, calls, outstanding options, warrants, conversion or other rights or agreements of any kind (except as contemplated hereby) obligating Seller to sell or deliver any of the LLC Interests and no authorization therefor has been given by Seller.

(d)           Seller’s ownership interest in the LLC Interests has not been challenged by any Person, and no Person other than Seller and, under the terms of this Agreement, Purchaser, has any right or claim to such LLC Interests. Seller is not a party to any obligation (contingent or otherwise) to purchase or sell the LLC Interests, except as contemplated by this Agreement. Seller is not a party to any agreement with respect to the voting or transfer of the LLC Interests (except as contemplated hereby). Except for the Susanville Operating Agreement, Seller is not a party to any interestholder’s agreement or similar agreement with respect to Susanville or the LLC Interests. The Susanville Operating Agreement attached as an exhibit to this Agreement is the complete copy of such agreement and there are not any amendments, supplements or other modifications thereto that have been executed or authorized by Seller.

3.1.7.     Title to the LLC Interests. At the Closing, Purchaser will acquire all of the rights, titles and interests in the LLC Interests to be sold by Seller, free and clear of any Lien and such restrictions on the transfer of the LLC Interests under the Securities Act, as applicable and shall be duly admitted as the sole member in Susanville.

3.1.8.     No Proceedings. Except as set forth in Schedule 3.1.8. there is no Proceeding pending or in progress, or, to the Knowledge of Seller, threatened against or affecting the right or authority of Seller to sell and transfer the LLC Interests to be sold under this Agreement or Seller’s right, title or interest in such LLC Interests or which challenges the lawfulness or validity of the transactions contemplated by this Agreement or is related to the transactions contemplated by this Agreement, and there is no basis for any such Proceeding.

3.1.9.     Sophistication, etc.

(a)           Seller and its advisors, if any, have been afforded an opportunity to ask questions of, and have received answers from, Purchaser regarding its business and the Consideration Shares and the transactions contemplated hereby; provided, however, that neither such inquiries nor any other due diligence investigations conducted by Seller or its advisors or representatives, nor any other statement made by Seller in this Section 3.1.9. shall modify, amend or affect the representations and warranties made by Purchaser under this Agreement or Seller’s right to rely thereon.

(b)           Seller has, on account of its experience with investments and by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of the type contemplated hereby that it is capable of (i) evaluating the merits and risks of an investment in the Consideration Shares and making an informed investment decision, (ii) protecting its own interests (financially or otherwise), and (iii) bearing the economic risk of such investment for an indefinite period of time.

(c)           Seller is purchasing the Consideration Shares for its own account, and Seller understands and acknowledges that the offer and sale of the Consideration Shares as contemplated hereby have not been registered under the Securities Act, any state “Blue Sky” law, or any applicable foreign law or regulation, and that any subsequent transfer or offer to transfer by Seller or any representative thereof of the Consideration Shares are subject to registration requirements (and that Purchaser is under no obligation to so register such shares) or other restrictions arising under such laws and regulations in the absence of an available exemption therefrom.

(d)           Seller acknowledges that the information that is required under Rule 144 promulgated by the Securities Act is not presently publicly available and that Purchaser has no obligation to so make such information available as contemplated by such rule.

(e)           The Consideration Shares to be acquired by Seller are being acquired for investment. Seller has no present intention of selling, granting any participation in or otherwise distributing the Consideration Shares in violation of applicable Laws.

(f)           Each holder of equity interest in Seller is an accredited investor as defined by the Securities Act.

(g)           Seller has received and reviewed all the information that Seller has been provided, all the material information that Seller has requested with respect to Purchaser. Seller has had an opportunity to ask questions and receive answers regarding Purchaser and its business and to the extent requested, received satisfactory answers from the management of Purchaser regarding the terms and conditions of the issuance and delivery of the Consideration Shares contemplated hereby and the business, affairs, prospects, management, properties, assets, results of operation, and condition (financial or other) of Purchaser, including, without limitation, those matters set forth herein. Seller understands that the level of disclosure provided by Purchaser is less than that which would be provided in connection with a securities offering registered under the securities laws of certain jurisdictions in reliance on the sophistication and investment experience of Seller.

(h)           Suitability of Investment.

(i)            Seller understands that there is no current active market for the Consideration Shares or the underlying Common Stock and the underlying shares of Common Stock are subject to the vagaries of the financial markets; Purchaser makes no representation as to the future value of such shares or if any market is or will be available for trading such shares;

(ii)           Seller has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Consideration Shares except in accordance with applicable Laws, and Seller will not be an “underwriter” as defined by the Securities Act;

(iii)          Neither Seller nor any of its Affiliates has engaged in any activity (including any general advertising or media advertising) relating to the Consideration Shares that would be deemed a “general solicitation” within the meaning of Rule 501 of Regulation D of the Securities Act; and

(iv)          Seller acknowledges that it is able to assess the reasonableness of an investment for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Consideration Shares. Such has not been organized solely for the purpose of acquiring the Consideration Shares. Seller acknowledges that any investment in the Consideration Shares involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Consideration Shares for an indefinite period of time and to suffer a complete loss of its investment.

(i)            Seller has sought and obtained such investment, accounting, legal and tax advice as it has considered necessary or desirable to make an informed decision to purchase the Consideration Shares and enter into this Agreement and is not relying on the accountants, legal counsel, financial advisors or other representatives of Purchaser for any such advice or for any other purpose.

(j)            Seller is relying upon its own due diligence investigation of Purchaser and its business, operations and financial condition in reaching its decision to acquire the Consideration Shares.

3.1.10.   Brokers’ Fees. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from, Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

3.1.11.   Ultimate Parent Entity. The Ultimate Parent Entity (as defined in Section 5.5) of Seller has duly authorized, executed and delivered this Agreement and is bound by the provisions of Section 5.5 of this Agreement.

3.1.12.   Financial Statements. Attached hereto as Schedule 3.1.12 are true and complete copies of financial statements of Seller requested by Purchaser. All of such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Seller for the dates or periods indicated thereon. All of such financial statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated; provided, that such financial statements do not include normal year-end accruals or footnote disclosures, which shall not be material in the aggregate.

SECTION 3.2.    Joint and Several Representations and Warranties of Seller.  Seller hereby represents to Purchaser the following.

3.2.1.     Status and Authority of Susanville; Organizational Documents.

(a)           Susanville (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California, (ii) has all requisite limited liability company power and authority to conduct its business and to own or lease its properties, as presently conducted, owned or leased, and (iii) is duly qualified to do business in each jurisdiction in which the nature of its business or the location of its assets requires it to be so qualified, except where the failure to so qualify does not have a material adverse effect on the business, operations, assets, or condition (financial or otherwise) or prospects of Susanville (a “Material Adverse Effect”).

(b)           Susanville has no subsidiaries or any equity interest or investment in any corporation, partnership, limited liability company, association, joint venture or other business organization.

3.2.2.     Organizational Documents. Schedule 3.2.2 contains a true, current and complete copy of the Constituent Documents of Susanville.

3.2.3.     Minutes, etc. The minute books of Susanville contain true and complete originals or copies of all minutes of meetings of or actions by the Manager and of the members of Susanville.

3.2.4.     No Conflicts, Consents, etc. Neither the execution and delivery of this Agreement by Seller nor consummation by Seller of the transactions contemplated hereby will (a) conflict with, violate or result in any breach of any provision of the Constituent Documents of Seller; (b) require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority, except as set forth on Schedule 3.2.4 (the “Susanville Governmental Consents”); (c) except as set forth on Schedule 3.2.4. result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under any of the terms, conditions or provisions of any Contract to which Susanville is a party or may be bound; or (d) violate any material Order or Law applicable to Susanville or its business, properties or assets.

3.2.5.     Contract Consents. Except as set forth on Schedule 3.2.5 (the items so listed are collectively referred to as the “Susanville Contract Consents”), and except for such consents or approvals which, if not made or obtained prior to Closing, are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the transfer of any LLC Interests as contemplated by this Agreement or to consummate the transactions contemplated hereby or a material adverse effect on the business, operations, assets or condition (financial or otherwise) of Susanville, there are no Contracts to which Susanville is a party with respect to which (a) a third party must provide a consent to a deemed assignment of such Contract to Purchaser, or (b) a third party consent is necessary for the consummation of the transactions contemplated hereby.

3.2.6.     Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a)           Attached hereto as Schedule 3.2.6(a) are true and complete copies of Susanville’s unaudited financial statements as of and for the year ended June 30, 2010, All of such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of Susanville for the dates or periods indicated thereon. All of such Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated; provided, that such Financial Statements do not include normal year-end accruals or footnote disclosures, which shall not be material in the aggregate.

(b)           Except as otherwise set forth in Schedule 3.2.6(b), the accounts receivable reflected on the balance sheet as of the Balance Sheet Date included in the Financial Statements and all of Susanville’s accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made.

(c)           Except as otherwise set forth in Schedule 3.2.6(c), the Inventory of Susanville as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of Susanville and be usable and saleable in the ordinary and usual course of business for the purposes for which intended. Except as otherwise set forth in Schedule 3.2.6(c), Susanville’s Inventory is valued on its books of account in accordance with GAAP at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

(d)           Susanville currently (i) makes and keeps books and records within a reasonably acceptable accounting policies and procedures and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with appropriate management’s authorization, and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

3.2.7.    Absence of Certain Changes.

(a)          Except as otherwise set forth in Schedule 3.2.7(a), since the Balance Sheet Date, there has not been any event, circumstance, change, damage, destruction or loss (whether or not covered by insurance) that had or would reasonably be expected to have a Material Adverse Effect on Susanville

(b)          Except as otherwise set forth in Schedule 3.2.7(b) attached hereto, since the Balance Sheet Date, Susanville has not done any of the following:

(i)            Merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)           Purchased any securities of any Person;

(iii)          Created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person;

(iv)          Entered into, amended or terminated any material Contract (other than this Agreement and the agreements contemplated hereby);

(v)           Sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties except (i) in the ordinary course of business, or (ii) pursuant to any Contract a copy of which has been provided to Purchaser with this Agreement.

(vi)          Settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(vii)         incurred or approved, or entered into any agreement or commitment to make, any expenditures (other than those arising in the ordinary course of business);

(viii)       Maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP (other than as required by GAAP);

(ix)          Made any material Tax elections, settled any Tax controversy, or changed any Tax reporting principles;

(x)           Adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers, employees or leased employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit or cost-of-living increases to employees or promotions, in each case, in the ordinary course of business and consistent with past practice;

(xi)          Suffered any extraordinary losses or waived any rights of material value;

(xii)         Made any payment to any Affiliate of Susanville, or forgiven any indebtedness due or owing from any Affiliate of Susanville, to Susanville other than the payment of the management fee under the Susanville Operating Agreement;

(xiii)        Changed in any material respect its practices in connection with the payment of payables and/or the collection of receivables;

(xiv)        Engaged in any one or more activities or transactions with any Affiliate of Susanville, or outside the ordinary course of business;

(xv)         Declared, set aside or paid any dividends, or made any other distributions or payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvi)        Amended any of its Constituent Documents;

(xvii)       Issued any equity interests or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its equity interests or other securities; or

(xviii)      Committed to do any of the foregoing.

3.2.8.     Indebtedness.

(a)           Indebtedness Generally. Set forth on Schedule 3.2.8 is a true, complete and accurate (a) list of all loan agreements, promissory notes, letter of credit or surety bond agreement, guarantees, indemnitees or other agreements or instruments of indebtedness to which Susanville is a party or bound (collectively, the “Debt Agreements”), together with the unpaid principal amount owing by Susanville thereunder, and (b) all mortgages, deeds of trust, liens, security interests, pledge agreements and other agreements of encumbrance entered into by Susanville (or to which its assets are bound) as collateral security for the indebtedness created under any Debt Agreement or the indebtedness or obligations or liabilities of any other Person.

(b)           Compliance with Debt Agreements. True and complete copies of each Debt Agreement, including all amendments, modifications and supplements thereto, have been delivered to Purchaser or its advisors. Except as set forth on Schedule 3.2.8, each of the Debt Agreements is valid and enforceable against Susanville and each of the other parties thereto, and is in full force and effect as against Susanville and the other parties thereto, and neither Susanville nor any other party thereto is in default in the payment or performance or observance of any term, provision, covenant or condition of such Debt Agreement, and there any no facts or other circumstances which with notice or passage of time, or both, would constitute a default by Susanville or, to the Knowledge of Seller, any other party thereto.

3.2.9.     No Undisclosed Liabilities. Except as set forth on Schedule 3.2.9, Susanville has no debts, liabilities or obligations, secured or unsecured (absolute, accrued, or unaccrued, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due), including, without limitation, accounts payable of any nature, debts or obligations owed under any judgment or settlement agreement or arrangement, or other amounts that would be required to be reflected in a balance sheet prepared in accordance with GAAP.

3.2.10.   Affiliate Arrangements. After giving effect to the closing of the transactions contemplated hereby, except as set forth in Schedule 3.2.10:

(a)           Susanville is not and will not be a party to or be bound by any Contract, whether or not in the ordinary course of business, with Seller, Renegy, or any Affiliate of Renegy or Seller or any senior executive, director or officer of Seller or Renegy or Susanville; and

(b)           There are no guarantees, performance bonds or completion bonds, or surety or indemnification agreements, reimbursement obligations in respect of letters of credit, surety bonds or similar instruments or other contingent obligations entered into by Seller or any Affiliate of Seller for the benefit of, or with respect to any obligation or property of, Susanville.

3.2.11.   Labor and Employment Matters.

(a)           No Employees. Susanville does not have and has never had any employees, nor does Susanville sponsor maintain, contribute to, nor has any Liabilities with respect to, any “employee benefit plan” (as defined in Section 3(3) of ERISA).

(b)           Management Services Agreement. Except as set forth on Schedule 3.2.11, Susanville is not a party to or bound by any consulting agreement or similar agreement under which any person is providing consulting services, or other services similar to those provided by an employee on an independent contractor basis, whether temporary or permanent, and Susanville has never been a party to any such consulting or similar agreement that would impose any liability (or obligation to pay any liability) on Susanville after the Closing Date.

(c)           Labor Contracts and Actions. Susanville (a) is not a party to or bound by any collective bargaining agreements or other similar labor contracts, (b) to Seller’s Knowledge, has no active union organizing activity with respect to the Facility, and (c) has no pending labor strike, walk-out, dispute, work-stoppage, lockout, arbitration or grievance proceeding.

(d)           No ERISA Liability. Neither Susanville, nor any other entity which together with Susanville would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”), contributes to or has in the past six (6) years sponsored, maintained, contributed to or had any Liabilities in respect of (a) any “defined benefit pension plan” (as defined in Section 3(35) of ERISA) or “pension plan” (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 of ERISA, including, but not limited to, a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or (b) any “welfare plan” (as defined in Section 3(1) of ERISA) which provided benefits to former employees of Susanville or any of its affiliates (or any dependent of any such former employee) other than benefits required to be provided by Section 4980B of the Code or Sections 601 through 608 of ERISA. Neither Susanville nor any ERISA Affiliate has any Liabilities pursuant to Title IV of ERISA.

(e)           No Violation of Employment Law. Neither Susanville nor any Affiliate of Susanville has received notice with respect to any employee or any former employees of Susanville or its Affiliates of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices and each of Susanville and its Affiliates are in material compliance with all applicable Laws respecting employment practices, occupational health and safety, labor relations, terms and conditions of employment, employee benefits and similar Laws with respect to the employees and any former employees of Susanville or its Affiliates who were principally dedicated to Susanville. Neither Susanville nor any of its Affiliates has received notice of any investigation related to the employees or any former employees of Susanville or its Affiliates who were principally dedicated to Susanville by a Governmental Authority responsible for the enforcement of labor or employment Laws and regulations and, to the Knowledge of Susanville, no such investigation is threatened.

3.2.12.   Environmental Compliance. Except as set forth on Schedule 3.2.12 delivered hereunder:

(a)           Compliance with Laws. With respect to Susanville (and its business, operations and assets) (i) it is, and has been at all times since Susanville’s formation, in compliance with all applicable Environmental Laws, except where the failure to so comply would not have a material adverse effect on Susanville or its business, assets, operations or condition (financial or otherwise), and (ii)) no Environmental Approvals are required in connection with the operation of its business except for those necessary or required in connection with the development, construction and operation of the Susanville Power Facility. As used in this Agreement, “Environmental Approval” means any approval, permit or other authorization that is required pursuant to Environmental Laws. All Environmental Approvals that Susanville has or had are set forth on Schedule 3.2.12.

(b)           No Hazardous Materials: No Releases: No Recognized Environmental Conditions. Susanville has not caused any, and to Susanville’s Knowledge there has been no, release, spill or discharge of any Hazardous Material on, in or under the property owned or leased by Susanville during the period of Susanville’s use or occupancy of or access to the Susanville Power Facility site. Other than as set forth in that certain Phase I Environmental Site Assessment Report dated November 26, 2001 (the “Phase I November 2001 Report”), there are no Recognized Environmental Conditions (as defined in the Phase I November 2001 Report) with respect to the Facility.

(c)           No Liabilities. Susanville has no liabilities under any Environmental Laws, and Susanville has no Knowledge of any facts, circumstances or events that would provide the basis for such liability.

3.2.13.   Litigation. Except as set forth in Schedule 3.2.13, there is no Proceeding pending or in progress, or, to the Knowledge of Seller, threatened against or affecting Susanville or any of the assets or properties of Susanville, including, without limitation, any Proceeding which challenges the lawfulness or validity of the transactions contemplated by this Agreement or is related to the transactions contemplated by this Agreement, and there is no basis for any such Proceeding.

3.2.14.   Compliance with Laws. Susanville is, and has been, in compliance in all material respects with all Laws or Orders of any Governmental Authority applicable to it or its business or operations and has not received any notice, and there has been no Proceeding filed, commenced or, to the Knowledge of Susanville, threatened against Susanville, alleging any violation of any Law or Order of any Governmental Authority.

3.2.15.   Permits. Susanville has, or has the benefits of the Permits to construct and develop the Susanville Power Facility and operate the Facility as an approximately 13 megawatt biomass-energy power plant and in accordance with applicable Laws set forth on Schedule 3.2.15. Except as otherwise set forth on Schedule 3.2.15, (a) all such Permits are in full force and effect, (b) Susanville has not received any written notification that it is in violation in any material respect of any of such Permits, and (c) Susanville is in compliance in all material respects with all Permits.

3.2.16.   Taxes. Susanville has timely filed all Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All Taxes owed by Susanville (whether or not shown or required to be shown on any Tax Return) have been paid. Susanville is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Susanville does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. There are no Liens on any of the assets of Susanville that arose in connection with any failure (or alleged failure) to pay any Tax. Susanville has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party. No federal, state, local or foreign tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Susanville. Susanville has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Susanville is not party to any Contract or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or Foreign tax law). Susanville is not party to any Contract or plan that has resulted or would result in any obligation under Section 409A of the Code (or any corresponding provision of state, local or foreign Tax law). Susanville is not party to or bound by any Tax allocation or sharing agreement. Susanville (i) has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law filing a consolidated federal income Tax Return, or (ii) nor has it any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign), as a transferee or successor, by contract or otherwise. Susanville will not be required to include any item of income in, or exclude any item of deduction or credit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed by Seller or Susanville on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

3.2.17.   Personal Property. Susanville has good, valid and marketable title to, or valid rights by license, lease or other agreement to use, all personal properties and assets (or rights thereto) associated with the Facility. None of the assets or properties of Susanville are encumbered by or subject to any Lien, other than Permitted Liens, including the Liens listed on Schedule 3.2.18.

3.2.18.   Real Property. Susanville has good and marketable title or all rights to the leasehold interests set forth on Schedule 3.2.18.

3.2.19.   Contracts.

(a)           Contracts Generally. Schedule 3.2.19 sets forth a true and complete list of all Contracts of any kind or nature to which Susanville is a party, other than the Debt Agreements, as to which the provisions of Section 3.2.9 apply (the “Susanville Contracts”).

(b)           Compliance with Contracts. True and complete copies of each Susanville Contract, including all amendments, modifications and supplements thereto, have been delivered to Purchaser or its advisors. Except as set forth on Schedule 3.2.19, each of the Susanville Contracts is valid and enforceable against Susanville and each of the other parties thereto, and is in full force and effect as against Susanville and the other parties thereto, and neither Susanville nor, to Susanville’s Knowledge, any other party thereto is in default in the payment or performance or observance of any term, provision, covenant or condition of such Susanville Contract, and there any no facts or other circumstances which with notice or passage of time, or both, would constitute a default by Susanville or, to the Knowledge of Seller, any other party thereto.

3.2.20.   Intellectual Property. Susanville does not own or hold under license any Intellectual Property that is material to Susanville. Susanville has not received from any third party a claim or notice in writing that Susanville is infringing on the Intellectual Property of such third party, and to the Knowledge of Seller there exists no basis for any such claim.

3.2.21.   Insurance. Schedule 3.2.21 contains a true and complete list of each policy of fire, property, casualty, liability, workers’ compensation, business interruption and other forms of insurance policies in effect with respect to Susanville or the Facility. Each such policy of insurance is in full force and effect, and all premiums, assessments and other charges required thereunder have been paid when due.

3.2.22.   Bank Accounts. Susanville does not own or maintain any bank accounts other than those set forth on Schedule 3.2.22.

3.2.23.   Brokers’ Fees. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from, Susanville in connection with this Agreement or the transactions contemplated hereby.

3.2.24.   Susanville Power Facility. Neither Purchaser nor Seller nor any of its Affiliates has received any notice from any Governmental Authority.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof as follows:

SECTION 4.1.    Company Status and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

SECTION 4.2.  No Conflicts. Except as set forth in Schedule 4.2:

4.2.1.     Charter Documents. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not result in (a) any conflict with the Constituent Documents of Purchaser, or (b) any breach or violation of or default under, or result in the creation or imposition of any Lien under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, indenture, security agreement, pledge or any other similar instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound.

4.2.2.     Governmental Consents. No consent, approval or authorization of or filing with any Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals which, if not made or obtained prior to Closing, are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.3.    No Proceedings. Except as set forth in Schedule 4.3, there is no Proceeding pending or in progress, or, to the Knowledge of Purchaser, threatened against or affecting the right or authority of Purchaser to issue and deliver the Consideration Shares or which challenges the lawfulness or validity of the transactions contemplated by this Agreement or is related to the transactions contemplated by this Agreement, and there is no basis for any such Proceeding.

SECTION 4.4. Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

SECTION 4.5. Organizational Documents. Purchaser has previously delivered to Seller a complete copy of each of its Constituent Documents, together with all amendments to each thereof.

SECTION 4.6. Minutes, etc. Prior to the Closing, Purchaser shall have made available to Seller the current and complete copies of (a) minutes of all proceedings of the Board of Directors of Purchaser, and (b) all other records of Purchaser reasonably requested by Seller.

SECTION 4.7. Contract Consents. Except as set forth on Schedule 4.6.1 (the items so listed are collectively referred to as the “Purchaser Contract Consents”) there are no Contracts to which Purchaser is a party with respect to which to which a third party consent is necessary for the performance by Purchaser of its obligations under this Agreement.

SECTION 4.8.   Financial Statements; Books and Records.

4.8.1.     Financial Statements. The unaudited financial statements of Purchaser as of and for the years ended December 31, 2010 (the “2010 Financial Statements”), and 2009 (the “2009 Financial Statements”) and 2008 (together with the 2010 Financial Statements and the 2009 Financial Statements, collectively, the “Purchaser Financial Statements”) that are delivered to Seller prior to the Closing Date fairly present in all material respects the financial condition, results of operations and cash flows of Purchaser for the dates or periods indicated thereon. All of such Purchaser Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated; provided, that such Financial Statements do not include normal year-end accruals or footnote disclosures, which shall not be material in the aggregate.

4.8.2.     Books and Records. Purchaser currently (i) makes and keeps books and records within a reasonably acceptable accounting policies and procedures and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with appropriate management’s authorization, and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

SECTION 4.9. Absence of Certain Changes. Except as otherwise set forth in Schedule 4.9(a), since December 31, 2010, there has not been any event, circumstance, change, damage, destruction or loss (whether or not covered by insurance) that had or would reasonably be expected to have a Material Adverse Effect on Purchaser.

SECTION 4.10. Brokers’ Fee. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from, Purchaser or any of its Affiliates in connection with this is Agreement or the transactions contemplated hereby for which Seller would have any Liability.

SECTION 4.11. Purchaser Verification. Purchaser has inspected the Facility, and accepts the Facility “as is” with no warranty, implied or otherwise, except for the representations and warranties provided in this Agreement.

ARTICLE V
COVENANTS

SECTION 5.1. Further Assurances. From time to time, each of the parties hereto will, at their own cost and expense, execute and deliver such further instruments and will take such other actions as such other party hereto may reasonably request in order to effectuate the purposes of this Agreement, to carry out the terms hereof, and to fully and completely convey the LLC Interests along with the assets, properties, rights, privileges, licenses and permits held by Susanville or by Seller for the benefit of Susanville. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date (a) at the request of Purchaser, Seller will execute and deliver or cause to be executed and delivered such other instruments and take or cause to be taken such actions as Purchaser may reasonably deem necessary in order to consummate the transactions contemplated by this Agreement, to evidence and effect the sale, delivery and transfer of the LLC Interests to Purchaser, to effectuate the purposes and intent of this Agreement and to put Purchaser in actual possession and operating control of the Facility and assets of Susanville and to permit Purchaser to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements) and perform all obligations in respect thereof, and (b) at the request of Seller, Purchaser will execute and deliver such other instruments and agreements, and take such action, as Seller may reasonably deem necessary in order to consummate the transactions contemplated hereby and to effectuate the purposes and intent of this Agreement.

SECTION 5.2. Disclosure Schedules. Concurrently with the execution hereof, Seller is delivering to Purchaser the disclosure Schedules required to be delivered by Seller hereunder.

SECTION 5.3. Fees and Expenses. Except as otherwise specifically provided in this Agreement, Seller and Purchaser shall bear their own fees and expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

SECTION 5.4. Public Statements. Purchaser and Seller agree that they shall not issue or make (or permit any of their representatives to issue or make) any press release or other public announcement with respect to the transaction contemplated hereby except upon the mutual agreement of the parties hereto or as otherwise required by applicable securities laws; provided, however, that nothing contained herein shall prohibit any party hereto from disclosing the fact that the parties hereto have entered into this Agreement, the parties to this Agreement and the conditions precedent for the closing or, after the Closing, consummated the transaction contemplated hereby (i) as mutually agreed in writing by the parties hereto, (ii) as shall be necessary in connection with any action that a party (or its representatives) to take in respect of any application for any permit or authorization (including any proceeding or public hearing regarding such application or any objections thereto) required for the development, construction, testing or operation of the Susanville Power Facility, or (iii) such information as required by Law, including without limitation all disclosures or summaries of this Agreement that counsel may deem appropriate for inclusion with any registration statement or filing under the Securities Act, the Securities Exchange Act or other applicable securities laws. Purchaser and Seller shall give the other a copy of any releases and other public announcements made by such party. No provision of this Agreement shall give Seller the right to make any announcement that would provide material and information with respect to Purchaser that has not been disclosed by Purchaser in accordance with applicable securities laws.

SECTION 5.5.   Non-Competition: Confidentiality.

5.5.1.     General Restriction. Neither Seller nor any of its Affiliates (other than Susanville) shall, directly or indirectly compete with Purchaser, including competing for biomass fuel, in the conduct of the business of the Facility anywhere within the geographic radius of one hundred (100) miles from the location of the Susanville Power Facility.

5.5.2.     Joinder by Affiliates. Hanalei Renouveables (the “Ultimate Parent Entity”) agrees to be bound by the terms and conditions of this Section 5.5 as if such Person were Seller referenced therein. The Ultimate Parent Entity hereby represents and warrants to Purchaser that such person has duly authorized, executed and delivered this Agreement and is bound by the provisions of Section 5.5 of this Agreement.

5.5.3.    Non Disclosure. Each party hereto shall, and shall cause its Affiliates and representatives to, hold in confidence and not disclose to any other Person this Agreement and the provisions hereof except to the extent (i) such disclosure (A) is required by Law, (B) is expressly authorized by this Agreement including without limitation Section 5.4, or (C) is to such party’s legal, financial, accounting or other professionals, or (ii) the provisions hereof are or have become publicly known other than as a result of a disclosure by such party or its Affiliates or representatives in violation of this Agreement; provided, however, that (x) nothing contained in this Section 5.5 shall prohibit a party hereto from disclosing this Agreement or the provisions hereof to any of the lenders or financing parties to or investors of such party or its Affiliates or to the extent such party deems it necessary or appropriate in connection with any transaction involving such Party or its Affiliates or their respective assets provided that, in any event, the recipient thereof has agreed to keep confidential the terms and conditions of this Agreement on the same confidentiality terms set forth in this Section 5.5, and (y) Purchaser may disclose any information that is required by Law in connection with any filing with the Securities Exchange Commission or state securities examiner or under any U.S. or state securities laws and provide any information required by Law to the shareholders of Purchaser to comply with the obligations of Purchaser to its shareholders.

5.5.4.     Specific Performance. Each of the parties acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of Section 5.5 shall be inadequate and that damages would be difficult to ascertain, Purchaser shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, without posting any bond or proving special damages, in addition to any remedies available at law. If any provision of this Section 5.5 relating to the restrictive period and/or the scope of activity restricted shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope of restricted activity, the time period and/or scope of activity restricted held to be reasonable and enforceable by such court shall thereafter be the restrictive period and/or scope of activity restricted applicable to the restrictive covenant provisions in this Section 5.5. The invalidity or non-enforceability of this Section 5.5 in any respect shall not affect the validity or enforceability of the remainder of this Section 5.5 or of any other provisions of this Agreement.

5.5.5.  Survival. The provisions of Section 5.5 shall survive the Closing Date in accordance with its terms. The provisions of this Section 5.5 shall not survive and shall terminate effective upon the termination of this Agreement in accordance with Section 9.3.

SECTION 5.6.     Tax Covenants/Tax Returns.

(a)           To the extent permitted under applicable law, Susanville and Purchaser shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Tax or Tax Return of Susanville.

(b)           To the extent not filed prior hereto, Susanville shall prepare or cause to be prepared, in accordance with applicable law and consistent with past practice, each Tax Return of Susanville for each tax period ending on or prior to the Closing (a “Pre-Closing Period”). At least twenty (20) days prior to the date on which such Tax Return is due (after taking into account any valid extension), Susanville shall deliver such Tax Return to Purchaser. No later than five (5) days prior to the date on which such Tax Return is due (after taking into account any valid extension), Purchaser may request reasonable changes and revisions to such Tax Return. Susanville shall cooperate fully in making any reasonable changes and revisions to such Tax Returns. At least three (3) days prior to the date on which the Tax Return (as reasonably revised by Purchaser) is due (after taking into account any valid extension), Susanville shall pay to Purchaser an amount equal to any Tax due with respect to such Tax Return, and Purchaser shall file such Tax Return.

(c)           Purchaser shall prepare and file each Tax Return for any period ending after the Closing but which includes a period prior to the Closing (a “Straddle Period”) in accordance with applicable law. At least twenty (20) days prior to the date on which such Tax Return for a Straddle Period is due (after taking into account any valid extension), Purchaser shall deliver such Tax Return to Seller. No later than five (5) days prior to the date on which such Tax Return for any Straddle Period is due (after taking into account any valid extension), Seller may request reasonable changes and revisions to such Tax Return. Purchaser shall cooperate fully in making any reasonable changes and revisions to any Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Tax Return for a Straddle Period is due (after taking into account any valid extension), Seller shall pay to Purchaser an amount equal to the Tax on such Tax Return to the extent such Tax relates, as determined under (d), below, to the portion of such Straddle Period ending on and including the Closing Date and provided that (i) such Tax is payable by Susanville and (ii) Purchaser made any reasonable changes to any such Tax Return Seller requested pursuant to this paragraph (c).

(d)           In the case of a Tax payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of a Tax (other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion ending on the Closing Date of the Straddle Period and the denominator of which is the number of all of the days in the Straddle Period, and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date (with the exception of gain from the sale of LLC Interests contemplated hereby, which shall be the responsibility of each of Seller).

(e)           Each party shall promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Tax or Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, Purchaser and Seller and Susanville shall each make available to Purchaser and Seller the other all information, records or other documents relating to any Tax or any Tax Return for a Pre-Closing Period or Straddle Period. Purchaser and Seller shall preserve all information, records or other documents relating to a Tax or a Tax Return for a Pre-Closing Period or Straddle Period, until the date that is six (6) months after the expiration of the statute of limitations applicable to the Tax or the Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Tax or any Tax Return for a Pre-Closing Period or Straddle Period, Seller shall give to Purchaser a reasonable written notice and, to the extent Purchaser so requests, and Seller shall permit Purchaser to take possession of all such information, records and documents.

(f)           A Seller shall neither make or nor request a refund of any Tax of Susanville or with respect to any Tax Return of Susanville or amend or authorize the amendment of any Susanville Tax Return, unless Purchaser, in its sole discretion, consents. Purchaser shall not be obligated to seek or request any refund of any Tax or amend any Tax Return.

(g)           To the extent not provided above or in any adjustment to the Purchase Price under Section 2.2. Purchase may offset from the Closing Date Payment any estimated prorations of property Taxes or other Taxes payable by Susanville with respect to the Straddle Period or any unpaid Taxes payable by Susanville for any prior period.

SECTION 5.7. Conduct of Business Pending Closing. Except as expressly contemplated by this Agreement or as otherwise consented to in writing by Purchaser, from the date hereof through the Closing, Seller shall cause Susanville to conduct the business of Susanville in the usual, regular and ordinary course of business in substantially the same manner as heretofore conducted consistent with past practice. In addition, and without limiting the generality of the foregoing, from the date hereof through the Closing, Seller and Susanville shall not take any action described in Section 3.2.7(b) or that would make any representation set forth in Article III inaccurate.

SECTION 5.8. Assistance with Permits, Permit Transfers if necessary, Project Development. Audits and Environmental Review. Seller and its Affiliates shall assist Purchaser and take such actions as are from time to time reasonably requested by Purchaser, at Purchaser’s expense, to: (i) complete the approvals necessary for the Permits and Environmental Approvals for Susanville to complete the development and proposed operations, including any assignment or re-issuance of any Permits or Environmental Approvals and qualification by the California Energy Commission of the Facility for as eligible to participate in the Existing Renewable Facilities Program or ERFP or similar programs; (ii) assist Purchaser in connection with any future audit or analysis of the books and records of Susanville or any predecessor; and (iii) assist Purchaser with a Phase I environmental review of the Susanville Power Facility.

SECTION 5.9.    Additional Agreements of Seller.

5.9.1.    Majority Vote Under the Operating Agreement. Each of Seller and the Ultimate Parent Entity hereby agrees that: (i) the transfer of the LLC Interests contemplated by this Agreement is approved by the Majority Vote (as defined in the Susanville Operating Agreement) of the Members (as defined in the Susanville Operating Agreement) and that, effective on the Closing Date Purchaser shall be admitted in Susanville as the sole Member of Susanville; and (ii) by Majority Vote: the terms and provisions of this Agreement are approved, the execution and delivery of this Agreement by Susanville is authorized, and the performance by Susanville of its obligations under the terms and conditions of this Agreement is authorized.

5.9.2.    Release and Discharge of Susanville. Each of Seller and the Ultimate Parent Entity hereby, for itself and its successors and assigns (collectively, the “Releasors”), effective on the Closing Date and conditioned upon the closing and receipt of the Closing Date Payment payable to Seller, and without any further action by any Person hereby releases and forever discharges Susanville and its current and former members, managers, officers, and employees and their respective heirs, executors, administrators and personal representatives (collectively, the “Releasees”), of and from any and all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity (“Released Amounts”), whether asserted directly or by way of setoff or recoupment or based on any theory of indemnification, contribution, equitable apportionment or reimbursement of any kind, whether known or unknown, which any of the Releasors ever had, now have or hereafter can, shall or may have, against any of the Releasees for, upon, or by reason of any matter, facts or conduct whatsoever from the beginning of the world to the Closing Date; and hereby agrees to promptly provide to any Releasee with such documentation as it may require to effectuate the provisions of the aforesaid release and/or to evidence the release by Seller and Ultimate Parent Entity of any interest of any kind in or claim to any of the assets of Susanville, and that Seller and Ultimate Parent Entity will furnish any Releasee with such documents or instruments as may be required to accomplish the foregoing. All such Released Amounts shall be treated for income tax purposes as an additional capital contribution of Seller to Susanville immediately prior to the Closing.

ARTICLE VI
CONDITIONS PRECEDENT OF PURCHASER

SECTION 6.1. Conditions Precedent. The obligations of Purchaser to consummate the transactions contemplated by this Agreement at the Closing to be held pursuant to Article II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

6.1.1.   Representations, Warranties and Obligations of Seller. The representations and warranties contained in Article III shall be true and correct as of the date hereof, and except to the extent such representations and warranties relate solely to an earlier date, as of the Closing Date as though made on and as of the Closing Date; provided, however, that if any such representation and warranty is not qualified by a standard of materiality, such representation and warranty need only be true and correct in all material respects. Seller shall have duly performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it at or before the Closing.

6.1.2.   Officer’s Certificate. Seller shall have delivered to Purchaser a certificate signed by its President or chief executive officer (or equivalent), dated the Closing Date, as to the fulfillment of the conditions set forth in Section 6.1.1.

6.1.3.   FIRPTA Affidavit. Seller will provide the FIRPTA certification as to its non-foreign status as provided in Treasury Regulations § 1.1445-2(b) and in the form provided in such regulations -2(b)(2)(iv).

6.1.4.   Transfer Powers. Seller shall have executed and delivered to Purchaser on or prior to the Closing Date assignments and other instruments of conveyance sufficient to convey and set over to Purchaser the LLC Interests, as required pursuant to this Agreement.

6.1.5.   Manager’s Certificate.

(a) Susanville shall have delivered to Purchaser a certificate of the Manager of Seller, certifying as of the Closing Date as to such matters as are customary for a transaction of the type contemplated hereby, including as to (i) Susanville’s Constituent Documents and resolutions or minutes of all meetings of the members or managers of Susanville (with true and complete copies of which attached to such certificate), (ii) the authority of Susanville to enter into this Agreement (with a copy of resolutions attached to such certificate), and (iii) the incumbency signature of the officers of Susanville executing this Agreement and the other documents contemplated hereby.

(b) Seller shall have delivered to Purchaser a certificate of the manager or members of Seller, certifying as of the Closing Date as to such matters as are customary for a transaction of the type contemplated hereby, including as to (i) Seller’s Constituent Documents and resolutions or minutes of all meetings of the members or managers or Board of Directors of Seller (with true and complete copies of which attached to such certificate), (ii) the authority of Seller to enter into this Agreement (with a copy of resolutions attached to such certificate), and (iii) the incumbency signature of the officers of Seller executing this Agreement and the other documents contemplated hereby.

6.1.6.   Consents. All Governmental Consents and Contract Consents required to be obtained on the part of Susanville or Seller to consummate the transactions contemplated hereby shall have been obtained and delivered to Purchaser.

6.1.7.   No Material Adverse Change. Since February 28, 2011, there shall have occurred no events, nor will there exist any circumstances that, when considered either individually or in the aggregate, shall result in or are reasonably expected to result in a Material Adverse Effect of Susanville.

6.1.8.   No Injunction. There shall not be in effect any injunction or other Order or any statute, ruling or law issued by a court of competent jurisdiction or Governmental Authority restraining, enjoining or prohibiting, and no injunction or other action or Proceeding by any Governmental Authority or third Person shall be pending before any court of competent jurisdiction or threatened to restrain, enjoin or prohibit, the consummation of, or challenge the validity or legality of, the transactions contemplated by this Agreement.

6.1.9.   Actions Adverse to the Susanville Power Facility. Without limiting the provisions of Section 6.1.7, none of Seller, Susanville, Purchaser or any Affiliate or representative of any thereof shall have received notice from any Governmental Authority to the effect that or otherwise indicating that the sale of the LLC Interests by Seller to Purchaser hereunder requires the consent of any such Governmental Authority, nor has any Governmental Authority terminated or suspended, or threatened to terminate or suspend, or terminated or suspended the negotiation of, any Contract, license or approval entered into or proposed to be entered into by any such Governmental Authority relating to or in connection with the Susanville Power Facility. No Governmental Authority has indicated to Susanville, Seller, Purchaser or any Affiliate or representative of any thereof that any application for any Governmental permit, license or other approval required for the operation of the Susanville Power Facility, will be delayed, rejected or otherwise adversely affected on account of the transfer of the LLC Interests as contemplated hereby.

6.1.10. Disclosure Schedules. Purchaser shall have received and reviewed the disclosure Schedules referenced herein, and such Schedules shall be satisfactory to Purchaser in its sole discretion.

6.1.11. Registration Rights Agreement. Seller shall have delivered a agreement that provides “piggy back” registration rights with respect to the Common Stock, substantially in the form attached as Exhibit C hereto (the “Registration Rights Agreement”).

6.1.12. Certain Additional Consents. Seller shall have delivered to Purchaser or Purchaser shall have otherwise received from Renegy, a duly executed duplicate original of each of the following: (i) Assignment and Assumption of lease between Renegy and Sierra Pacific Industries and the Consent to Assignment by Sierra Pacific Industries to such lease assignment, each attached hereto as Exhibit D (such consent and such assignment, being collectively, the “Lease Assignment”); (ii) Assignment and Assumption of option between Renegy and Sierra Pacific Industries and the Consent to Assignment by Sierra Pacific Industries to such option assignment, each attached hereto as Exhibit E (such consent and such assignment, being collectively, the “Option Assignment”); and (iii) the assignment regarding that certain environmental indemnity agreement by and among Renegy, Susanville and the Purchaser and the consent to such environmental indemnity agreement assignment, each attached hereto as Exhibit F (such consent and such assignment, being, collectively, the “Environmental Agreement Assignment”).

6.1.13. Payment of Certain Obligations. Seller shall have delivered to Purchaser or caused Susanville to have delivered to Purchaser evidence, reasonably satisfactory to Purchaser, that all municipal tax and lease payments have been paid in full.

6.1.14. Deliveries. Seller shall have delivered or caused to be delivered such documents, agreements and other items required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

SECTION 6.2.          Waiver. Purchaser may waive in writing fulfillment of any or all of the conditions set forth in Section 6.1 of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT OF SELLER

SECTION 7.1.        Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing to be held pursuant to Article II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date of all of the following conditions precedent.

7.1.1. Representations, Warranties and Obligations of Purchaser. The representations and warranties contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; provided, however, that if any such representation and warranty is not qualified by a standard of materiality, such representation and warranty need only be true and correct in all material respects. Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or prior to the Closing.

7.1.2.   Officer’s Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by a senior officer of Purchaser, as to the fulfillment of the conditions set forth in Section 7.1.1.

7.1.3.   Consents. All notices and consents required to be obtained or given by Purchaser in connection with the purchase of the LLC Interests and the issuance and delivery to the Seller of the Consideration Shares shall have been so obtained or given.

7.1.4.   Purchase Price. Purchaser shall have delivered to Seller the Closing Date Payment payable to Seller.

7.1.5.   No Injunction. There shall not be in effect any injunction or other Order or any statute, ruling or law issued by a court of competent jurisdiction or Governmental Authority restraining, enjoining or prohibiting, and no such action or Proceeding by any Governmental Authority or third Person shall be pending before any court of competent jurisdiction or threatened in writing to restrain, enjoin or prohibit the consummation of, or challenge the validity or legality of, the transactions contemplated by this Agreement.

7.1.6.   No Material Adverse Change. Since the Balance Sheet Date, there shall have occurred no events, nor will there exist any circumstances that, when considered either individually or in the aggregate, shall result in or are reasonably expected to result in a Material Adverse Effect of Purchaser, which for the purposes of this Section 7.1.6 shall not include any adverse effects with respect to Susanville or the Susanville Power Facility or any breach of any representations and warranties of Seller.

7.1.7.   Unaudited Financial Statements. Purchaser shall have delivered to Seller a copy of Purchaser Financial Statements.

SECTION 7.2.        Waiver. Seller may, jointly but not separately, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.1.        Indemnity by Seller. From and after the Closing and subject to the terms and provisions of this Article VIII (including the limitations set forth in Section 8.7), Seller shall indemnify, defend and hold harmless Purchaser and Purchaser’s Affiliates and their respective managers, members, directors, officers, employees, agents and representatives (each of whom may be an Indemnitee pursuant to this Section 8.1) (collectively, the “Purchaser Indemnitees”) from and against, and pay and reimburse each such Purchaser Indemnitee for, any and all Losses, whether or not any such Losses arise out of any Third Party Claim, directly or indirectly arising out of, resulting from or in connection with:

(a)         any (i) untrue representation or breach of warranty of Seller in Section 3.1 this Agreement (including in the case of any Third Party Claim any Losses suffered or incurred by such Purchaser Indemnitee in the event that any third party unrelated to Purchaser alleges facts that, if true, would constitute or result in a breach by Seller of or an inaccuracy of any such representation or warranty) and (ii) untrue representation or breach of warranty of Seller in Section 3.2 this Agreement (including in the case of any Third Party Claim any Losses suffered or incurred by such Purchaser Indemnitee in the event that any third party unrelated to Purchaser alleges facts that, if true, would constitute or result in a breach by Seller of or an inaccuracy of any such representation or warranty);

(b)           a default or breach of any covenant or agreement made by Seller under this Agreement (including in the case of any Third Party Claim any Losses suffered or incurred by such Purchaser Indemnitee in the event that any third party unrelated to Purchaser alleges facts that, if true, would constitute or result in a breach by Seller of any such covenant or agreement);

(c)           all Losses suffered or incurred by Susanville, Purchaser or any Affiliate of Purchaser arising out, resulting from or in connection with any Third Party Claim, whether known or unknown and whether instituted prior to, on or after the Closing Date, to the extent such Third Party Claim shall be attributable to the conduct of or any action or inaction on the part of Susanville (on or prior to the Closing), Seller or its direct or indirect parent companies or members, stockholders and each of their respective officers, employees, principals and other representatives, at anytime prior to the Closing in respect of Seller’s ownership of Susanville, including any Third Party Claim arising out of any violation of any Law;

(d)           it being acknowledged and agreed that the indemnification by Seller for Losses under Section 8.1(a)(i) shall be several and not joint and the indemnification by Seller for all other Losses shall be joint and several among Seller and Renegy (pursuant to Renegy’s indemnification obligations under the Renegy Purchase Agreement).

SECTION 8.2.       Indemnity by Purchaser. From and after the Closing and subject to the terms and conditions of this Article VIII (including the limitations set forth in Section 8.7),Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective managers, members, directors, officers, employees, agents and representatives (each of whom may be an Indemnitee pursuant to this Section 8.2) (collectively, the “Seller Indemnitees”) from and against, and pay and reimburse each Seller Indemnitee for, any and all Losses, whether or not any such Losses arise out of any Third Party Claim, directly or indirectly arising out of, resulting from or in connection with:

(a)          any untrue representation or breach of warranty of Purchaser in this Agreement (including in the case of any Third Party Claim any Losses suffered or incurred by Seller Indemnitee in the event that any third party unrelated to Seller alleges facts that, if true, would constitute or result in a breach by Purchaser of or an inaccuracy of any such representation or warranty);

(b)           a default or breach of any covenant or agreement made by Purchaser in this Agreement (including in the case of any Third Party Claim any Losses suffered or incurred by Seller Indemnitee in the event that any third party unrelated to Seller alleges facts that, if true, would constitute or result in a breach by Purchaser of any such covenant or agreement);

(c)           all Losses suffered or incurred by Seller or any Affiliate of Seller arising out, resulting from or in connection with any Third Party Claim that is instituted after the Closing Date to the extent such Third Party Claim shall be attributable to the conduct of or any action or inaction on the part of Purchaser, or its direct or indirect parent companies or members and each of their respective officers, employees, principals and other representatives, at anytime after the Closing in respect of Purchaser’s ownership and operation of Susanville, including any Third Party Claim arising out of any violation of any Law.

SECTION 8.3.       Notification of Claims. In no case shall any Indemnitor under this Agreement be liable with respect to any Third Party Claim against any Indemnitee unless the Indemnitee shall have delivered to the Indemnitor a Claim Notice and the following conditions are satisfied:

8.3.1.   Timely Delivery of Claim Notice. Except as provided in Section 8.3.2, no right to indemnification under this Article VIII for a Third Party Claim shall be available to an Indemnitee unless the Indemnitee shall have delivered to the Indemnitor within the Notice Period written notice of such Third Party Claim (a “Claim Notice”) and stating that the Indemnitee intends to seek indemnification for such Third Party Claim from the Indemnitor pursuant to this Article VIII.

8.3.2.   Late Delivery of Claim Notice. If, in the case of a Third Party Claim, a Claim Notice is not given by the Indemnitee within the Notice Period, the Indemnitee shall nevertheless be entitled to be fully indemnified under this Article VIII except to the extent that the Indemnitor can establish that the Indemnitor has been materially and adversely prejudiced by such time elapsed.

SECTION 8.4.    Defense of Claims.

8.4.1. Defense of Claims Generally. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third Party Claim, and so long as the Indemnitor shall have acknowledged in writing its unconditional obligation to indemnify the Indemnitee for all Losses arising out of such Third Party Claim, the Indemnitor shall have the right to assume and control the defense thereof (and any related settlement negotiations) with counsel reasonably satisfactory to such Indemnitee and the Indemnitee shall cooperate in all reasonable respects in such defense; provided, however, that the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (such consent not to be withheld, conditioned or delayed unreasonably) unless the judgment or proposed settlement (i) involves only the payment of money damages pursuant to which each plaintiff or other claimant shall have agreed to unconditionally release the Indemnitee from all liability in respect thereof, and (ii) does not impose an injunction or other equitable relief upon the Indemnitee and does not relate to a claim under or related to any Environmental Laws. The Indemnitee shall have the right to employ separate counsel at such Indemnitee’s expense in any action or claim and to participate in the defense thereof; provided, however, that the reasonable fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnitor if such counsel is retained pursuant to the following sentence or if the employment of such counsel has been specifically authorized in writing by the Indemnitor. If the Indemnitor does not notify the Indemnitee within thirty (30) days after receipt of the Claim Notice of its intention to assume the defense of such Third Party Claim (which notice shall be accompanied by the Indemnitor’s written acknowledgment of acceptance of its indemnification obligations), the Indemnitee shall have the right to defend and settle the claim with counsel of its choosing reasonably satisfactory to the Indemnitor; provided, however, that so long as the Indemnitor has acknowledged in writing its unconditional obligation to indemnify the Indemnitee for such Third Party Claim, shall not be Insolvent (as provided in Section 8.4.2.) and shall have sufficient assets and liquidity to pay in full the amount of the Third Party Claim as proposed to be settled by the Indemnitee (in each case as determined in the reasonable, good faith judgment of the Indemnitee), the Indemnitee shall not consent to the entry of a judgment or enter into any settlement with respect to such Third Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnitee which, if successful, could result in a material adverse effect upon the business, financial condition, results of operations or assets of the Indemnitee. The failure of the Indemnitor to deliver to the Indemnitee written notice objecting to the entry of any order or any settlement to which it is entitled to give its consent as provided by this Section 8.4.1 within twenty (20) days following receipt of notice of such order or settlement from the Indemnitee shall be deemed to constitute the Indemnitor’s irrevocable consent to the entry of such judgment or settlement. Notwithstanding anything to the contrary contained in this Section 8.4, (i) the Indemnitee shall have the right to employ separate counsel at its own expense if there shall be available one or more defenses or one or more counterclaims available to the Indemnitee which conflicts with one or more defenses or one or more counterclaims available to the Indemnitor, and (ii) the Indemnitor shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnitee shall be entitled to have sole control over, the defense and settlement of any Third Party Claim to the extent such Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnitee which, if successful, could result in a material adverse effect upon the business, financial condition, results of operations or assets of the Indemnitee.

8.4.2. Bankruptcy, Insolvency, etc., of Indemnitor. Notwithstanding anything to the contrary contained in Section 8.4.1 of this Agreement, in the event that an Indemnitor shall be Insolvent, the Indemnitee shall have the right to assume and control the defense of any Third Party Claim or any Proceeding and any settlement or compromise thereof, in each case without the consent of the Indemnitor and with counsel of its own choosing. For the purposes of this Section 8.4.2, an Indemnitor shall be “Insolvent” if (a) such Indemnitor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of such Indemnitor or for any substantial part of its total assets, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts as such debts become due, or shall take any corporate action in furtherance of any of the foregoing, (b) a proceeding (other than a proceeding commenced by such Indemnitor) shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Indemnitor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Indemnitor or for any substantial part of its total assets, or for the winding-up or liquidation of its affairs, or (c) the Indemnitee shall, in its good faith judgment, determine that the Indemnitor is, or shall be after satisfying in full the amount sought by the claimant in respect of such Third Party Claim, (i) unable to pay its debts as such debts become, (ii) inadequately capitalized or (iii) otherwise insolvent.

SECTION 8.5. Access and Cooperation. After the Closing Date, Purchaser and Seller shall (a) each cooperate fully with the other as to all Third Party Claims, shall make available to the other, as reasonably requested, all information, records and documents relating to all Third Party Claims and shall preserve all such information, records and documents until the termination of any Third Party Claim, and (b) make available to the other, as reasonably requested and at its own cost and expense, personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge, with respect to any Third Party Claim.

SECTION 8.6. Assignment of Claims. In the event that any of the Losses for which an Indemnitor is or is allegedly responsible pursuant to Sections 8.1 or 8.2 are recoverable or potentially recoverable against any third party at the time when payment is due hereunder, following payment by the Indemnitor to the Indemnitee for such Losses the Indemnitee shall assign any and all rights that it may have to recover such Losses to the Indemnitor, or, if such rights are not assignable under applicable law or otherwise, the Indemnitee shall attempt in good faith to collect any and all Losses on account thereof from such third party for the benefit of, and at the expense and direction of, the Indemnitor.

SECTION 8.7. Limitation on Indemnification Obligations. Seller shall have no obligation to indemnify any Purchaser Indemnitee pursuant to Section 8.1(a), and Purchaser shall have no obligation to indemnify Seller Indemnitee pursuant to Section 8.2(a), in each case in respect of any specific indemnified Loss arising out of a breach of a representation or warranty unless the aggregate of all such Losses suffered by Purchaser Indemnitees or Seller Indemnitees, as the case may be, relating thereto exceeds fifty thousand dollars ($50,000) multiplied by the LLC Percentage (the “Indemnification Deductible”), and then Purchaser Indemnitees or Seller Indemnitees, as the case may be, shall be entitled to be indemnified for all such Losses in excess of the Indemnification Deductible; provided, however, that neither Purchaser Indemnitees nor Seller Indemnitees, as the case may be, shall be entitled to be indemnified for such Losses arising out of the breach of such representations and warranties to the extent such Losses exceed, in the aggregate, the Purchase Price plus the transaction costs and expense related to this Agreement plus the costs and expenses incurred to enforce the rights to such indemnification (the “Cap”); and provided, further, Seller’s obligation to indemnify Purchaser Indemnitees pursuant to Section 8.1(a) on account of a breach by Seller of its representations and warranties made pursuant to Sections 3.1.2, 3.1.6, 3.1.7, 3.2.12, or 3.2.16, shall not be subject to or reduced by the Indemnification Deductible or the Cap. In addition, neither Seller’s obligation to indemnify Purchaser Indemnitees pursuant to Sections 8.1(b), 8.1(c), 8.1(d) or 8.1(e) nor Purchaser’s obligation to indemnify Seller Indemnitees pursuant to Sections 8.2(b) or 8.2(c), as applicable, shall be subject to or reduced by the Indemnification Deductible or the Cap.

SECTION 8.8. Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation made or to be made by or on behalf of any party hereto, for a period of eighteen (18) months following the Closing Date, except for the representations and warranties of Seller provided for in (i) Section 3.2.16, which shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation made or to be made by or on behalf of any party hereto, for a period ending ninety (90) days after the expiration of the relevant statutes of limitations including any extension or waiver thereof regarding the filing of Tax Returns and the payment of Taxes, and (ii) Sections 3.1.2, 3.1.6, 3.1.7, and 3.2.12, which shall survive the Closing hereunder and continue in full force and effect thereafter, regardless of any investigation made or to be made by or on behalf of any party hereto, without end or termination. Except as set forth in this Section 8.8, after the end of such period, an Indemnitor’s obligation to an Indemnitee under this Article VIII with respect to such representations and warranties shall expire except with respect to a matter set forth in a claim notice theretofore delivered by an Indemnitee. It is further agreed that each Purchaser Indemnitee’s rights to indemnification set forth in Sections 8.1(b), 8.1(c), 8.1(d) and 8.1(e) and Seller Indemnitee’s rights to indemnification set forth in Sections 8.2(b) and 8.2(c) shall remain in full force and effect until three (3) years after the Closing Date.

SECTION 8.9. After-Tax Nature of Indemnity Payments. Any payment or indemnity required to be made pursuant to Sections 8.1 or 8.2 shall include any amount necessary to hold the Indemnitee harmless on an after-tax basis from all Taxes required to be paid with respect to the receipt of such payment or indemnity (after taking into account any net reduction in Taxes actually realized in such year by the Indemnitee as a result of the Loss giving rise to the payment or indemnity). In determining the amount necessary to be added to any payment or indemnity in order to accomplish the foregoing, the parties hereto agree (a) to treat all Taxes required to be paid by, and all reductions in Tax realized by any Indemnitee, as if such Indemnitee (and in the case of a partnership or disregarded entity for income tax purposes, including the ultimate taxpayers with respect thereto) were subject to tax at the highest marginal tax rates determined on a combined basis applicable to such Indemnitee (or such ultimate taxpayers), and (b) to treat any indemnification payments made to Purchaser pursuant to this Agreement as an adjustment to the Purchase Price, unless either party receives a written opinion, reasonably satisfactory in form and substance to the other party, of a law firm with appropriate experience and expertise to the effect that it is not or is not likely to be permissible to treat such payments in that manner on the applicable income tax return.

SECTION 8.10.  Set Off Rights. Purchaser and each other Purchaser Indemnitee shall be entitled to the set off and deduction rights set forth in Section 2.2.4

SECTION 8.11.  Third Party Beneficiaries. All Persons included within the terms “Purchaser Indemnitees” and “Seller Indemnitees” are intended third party beneficiaries of this Article VIII and shall have the right to enforce the benefits intended to be conferred upon each of them under this Article VIII as though they were parties to this Agreement.

SECTION 8.12.  Exclusive Remedies. Except as provided in Section 2.2.1(f), Section 2.2.4 and Section 5.5, the indemnification provisions contained in this Article VIII are the exclusive remedy available to Purchaser Indemnitees and Seller Indemnitees for breach of any representation, warranty, or covenant and are in lieu of any statutory, equitable, or common law remedy which any Purchaser Indemnitee or Seller Indemnitee may otherwise have for breach of any representation, warranty, or covenant; provided that nothing contained in this Section 8.12 shall limit the right of any Purchaser Indemnitee or Seller Indemnitee from exercising any remedy (whether under statute or at law or in equity) for fraud.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1.   Amendment. This Agreement shall not be amended or modified except by an agreement in writing duly executed by Purchaser and Seller; provided, that Purchaser and Seller may amend the provisions and Schedules of this Agreement with respect to such parties if such amendment does not affect the Purchase Price or have an adverse effect on the Seller.

SECTION 9.2.   Entire Agreement. This Agreement, including the Schedules hereto, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter, including, without limitation, that certain Letter Agreement dated as of May 25, 2011 by and between Purchaser and Seller and Henri Susanville LLC, which is hereby declared null and void and is of no further force and effect.

SECTION 9.3.    Termination.

9.3.1.       Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Purchaser and Seller;

(b)           by either Purchaser or Seller, upon written notice, if a material default or breach shall be made by Purchaser or Seller, as the case may be, with respect to the due and timely performance of any of the applicable party’s respective covenants or agreements set forth herein, or with respect to the due compliance with any of its respective representations and warranties contained in Articles III or IV, as applicable, and such default or breach is not capable of being cured prior to the Closing Date and has not been waived in writing;

(c)           by either Purchaser or Seller, if the Closing shall not have occurred on or before a date which is 60 days from the date hereof, provided that the nonoccurrence of the Closing shall not be due to the material default or breach by the party terminating this Agreement of any of its representations, warranties, covenants, or agreements (including closing conditions) made in this Agreement; provided that Purchaser may extend such date if Seller is in such default or breach for a period not exceeding one year;

(d)           upon the termination of the Renegy Purchase Agreement, unless otherwise agreed by Purchaser and Seller.

9.3.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.3.1, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach or default of its representations, warranties or covenants made by it hereunder or except as otherwise provided by the proviso to the last sentence of Section 9.2).

SECTION 9.4. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if personally delivered to the person identified below, (ii) three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, (iii) one (1) Business Day after delivery to any overnight express courier service, and (iv) on the Business Day of receipt if sent by facsimile or other customary means of telecommunication, provided receipt thereof is orally confirmed and a copy thereof is sent in the manner provided by clause (i) or (ii) hereof, addressed as follows:

If to Purchaser:

Laidlaw Energy Group, Inc.
90 John Street, 4th Floor
New York, NY 10038

Attention:     Michael Bartoszek
Telephone:    (212)480-9884
Facsimile:     (645)219-6515

with a copy to:

Herrick, Feinstein LLP

Two Park Avenue
New York, NY 10016
Attention:     Richard Morris
Telephone:   (212)592-1432
Facsimile:     (646) 623-8442

If to Nature Energies, Inc.

Nature Energies, Inc.
P.O. Box 490550
Blaine, MN 55449
Attention:     Christopher Moore
Telephone:   612-749-4236
Email: chris.moore@nature-energies.us

with a copy to:

Stoel Rives
900 SW Fifth Ave, Suite 2600
Portland, Oregon 97204
Attention: Ed Einowski
Phone: (503) 294-9235
Fax: (503) 220-2480

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

SECTION 9.5.   Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

SECTION 9.6.   Waiver; Survival. Waiver of any term or condition of this Agreement by either of the respective parties shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other terra or condition, of this Agreement. Except as otherwise specifically provided herein, the rights and obligations of Purchaser and Seller contained herein shall survive the Closing.

SECTION 9.7.   Binding Effect; Assignment. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which consent may be unreasonably withheld; provided, however, that Purchaser shall have the right, without Seller’s consent, to assign its rights and interests in this Agreement, or pledge or grant a security interest in and to its rights and interests in this Agreement (and each other document, instrument or certificate executed in connection with this Agreement or the transactions contemplated hereby), to any of its Affiliates or its Affiliates’ lenders or other financing parties.

SECTION 9.8.   No Third Party Beneficiaries. Except as otherwise provided in Article VIII, there are no third party beneficiaries to this Agreement and nothing herein shall confer any rights upon any person or entity who or which is not a party to this Agreement.

SECTION 9.9.   Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts, taken together, shall be deemed to constitute an original and the same instrument.

SECTION 9.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE DOCTRINE OF CONFLICT OF LAWS.

SECTION 9.11.  Waiver of Punitive Damages and Jury Trial.

(a)           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE DEFINITION OF LOSSES, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, ENHANCED COMPENSATORY, EXEMPLARY, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY LAWSUIT, LITIGATION, ARBITRATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS SET FORTH IN CLAUSE (a) OF THIS SECTION 9.11, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN SUCH SECTION.

SECTION 9.12.   Consent to Jurisdiction.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any state or federal court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other manner provided by law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any state or federal court sitting in New York, New York. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.4. Notwithstanding the foregoing, each of the parties hereto shall have the right to serve process in any other manner permitted by law.

SECTION 9.13. Interpretation and Construction of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof. All references herein to Articles, Sections (other than references to Sections of the Code or any other statute) and Sections shall be deemed to be references to Articles, Sections and Sections of this Agreement unless the context shall otherwise require. Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision); provided, however, that no covenant herein shall be deemed to have been breached because of a change in law or regulation issued subsequent to the completion of the action or conduct which is the subject of the covenant. The parties hereto have jointly participated in the drafting and negotiation of this Agreement. In the event of any ambiguity or question of intent or interpretations arises, this Agreement shall be construed as if drafted jointly by Purchaser and each of Seller and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to any Article shall include all Sections, Sections, Paragraphs in such Article; references in this Agreement to any Section shall include all Sections and Paragraphs in such Section; and references in this Agreement to any Section shall include all Paragraphs in such Section. Whenever the word “indemnification”, “indemnify” or “indemnified” is used herein with respect to Purchaser or other Purchaser Indemnitee’s right to indemnification (or words of correlative meaning) from Seller hereunder or Seller Indemnitee’s right to indemnification (or words of correlative meaning) by Purchaser hereunder, including as provided in Article VIII or any other Article or Section, then such Person’s right to “indemnification” or to be “indemnified” (or words of correlative meaning) shall be deemed to include the right to be defended or held harmless, and paid and reimbursed, with respect to such matter or claim or Loss or Liability as to which the word “indemnification” or “indemnified” or “indemnify” shall apply, unless otherwise expressly provided to the contrary. Any obligation including a notice that is to be delivered or performed on a date that is not a Business Day shall be delivered or performed on the immediately following Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed with legal and binding effect by their respective authorized officers, as of the day and year first above written.

LAIDLAW ENERGY GROUP, INC.

By:	/s/ Michael Bartoszek
	Name:	Michael Bartoszek
	Title:	CEO

NATURE ENERGIES, INC.

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	CEO

HENRI SUSANVILLE LLC

By:	/s/ Christopher Moore
	Name:	Christopher Moore
Title: Manager

Accepted and agreed
As to Section 5.5 and
each related or applicable provision
of this Agreement regarding the
interpretation or enforcement thereof

HANALEI RENOUVEABLES

By:	/s/
Name:
Title: